================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                          OF THE SECURITIES ACT OF 1934

                               ------------------


Date  Of Report (Date of earliest event reported) June 23, 1997  Commission File
                                                                  Number 0-26076

                         SINCLAIR BROADCAST GROUP, INC.
                           (Exact name of registrant)

                            -------------------------

              MARYLAND                                52-1494660
     (State of organization)              (I.R.S. Employer Identification No.)

                             2000 WEST 41ST STREET,
                            BALTIMORE, MARYLAND 21211
              (Address of principal executive offices and zip code)

                                 (410) 467-5005
                         (Registrant's telephone number)



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


ITEM 5. OTHER EVENTS

     Sinclair Broadcast Group, Inc. (the "Company" or "Sinclair") is filing this report on Form 8-K to reflect an updated description of recent developments regarding its business. Additionally, the Company incorporates herein by reference the information contained in the press release filed as Exhibit 99 to this Form 8-K. Unless otherwise indicated, defined terms shall have the meaning set forth in the "Glossary of Defined Terms" below. References herein to the Company shall include the Company's subsidiaries, unless the context otherwise requires.


                             BUSINESS OF SINCLAIR


     The Company is a diversified broadcasting company that owns or provides programming services to more television stations than any other commercial broadcasting group in the United States. The Company currently owns or provides programming services to 29 television stations. The Company believes it is also one of the top 20 radio groups in the United States, when measured by the total number of radio stations owned, programmed or with which the Company has Joint Sales Agreements ("JSAs"). The Company owns or provides programming services to 25 radio stations, has a pending acquisition of one radio station, has a JSA with one additional radio station (which station the Company has agreed to acquire) and has options to acquire an additional seven radio stations.

     The 29 television stations the Company owns or programs pursuant to local marketing agreements or other agreements under which the Company provides programming services to a station not owned by the Company ("LMAs") are located in 21 geographically diverse markets, with 23 of the stations in the top 51 television Designated Market Areas ("DMAs") in the United States. The Company's television station group is diverse in network affiliation, with ten stations affiliated with Fox, 12 with United Paramount Television Network Partnership ("UPN"), two with ABC, two with Warner Brothers ("WB") and one with CBS. Two stations operate as Independents.

     The Company's radio station group is also geographically diverse with a variety of programming formats including country, urban, news/talk/sports, album/progressive rock and adult contemporary. Of the 26 stations owned, programmed or with which the Company has a JSA, 12 broadcast on the AM band and 14 on the FM band. The Company owns or programs from two to seven stations in all but one of the radio markets it serves.

     The Company has undergone rapid and significant growth over the course of the last six years. Beginning with the acquisition of WPGH in Pittsburgh in 1991, the Company has increased the number of television stations it owns or programs from three to 29. From 1991 to 1996, net broadcast revenues and Adjusted EBITDA increased from $39.7 million to $346.5 million, and from $15.5 million to $180.3 million. Pro forma for the acquisitions described above, 1996 net broadcasting revenue and Adjusted EBITDA would have been $445.0 million and $206.5 million, respectively.

TELEVISION BROADCASTING

     The Company owns and operates, provides programming services to, or has agreed to acquire the following television stations:

                                                                                        NUMBER OF
                                                                                        COMMERCIAL              EXPIRATION
                              MARKET                                                   STATIONS IN    STATION     DATE OF
          MARKET             RANK(a)   STATIONS   STATUS(b)   CHANNEL   AFFILIATION   THE MARKET(c)   RANK(d)   FCC LICENSE
---------------------------- --------- ---------- ----------- --------- ------------- --------------- --------- ------------
PITTSBURGH, PENNSYLVANIA .         19  WPGH       O&O              53   FOX                 6            4           8/1/99
                                       WPTT       LMA              22   UPN                              5           8/1/99
St. Louis, Missouri   ......       20  KDNL       O&O              30   ABC                 7            5           2/1/98
Sacramento, California   ...       21  KOVR       O&O              13   CBS                 8            3           2/1/99
Baltimore, Maryland   ......       23  WBFF       O&O              45   FOX                 5            4          10/1/04
                                       WNUV       LMA              54   UPN                              5          10/1/04
Indianapolis, Indiana ......       25  WTTV       LMA(e)            4   UPN                 8            4           8/1/97
                                       WTTK       LMA(e)(f)        29   UPN                              4(f)        8/1/97
Cincinnati, Ohio   .........       29  WSTR       O&O              64   UPN                 5            5          10/1/97
Raleigh-Durham,
 North Carolina ............       30  WLFL       O&O              22   FOX                 7            3          12/1/04
                                       WRDC       LMA              28   UPN                              5          12/1/04
Milwaukee, Wisconsin  ......       31  WCGV       O&O              24   UPN                 6            4          12/1/97
                                       WVTV       LMA              18   WB                               5          12/1/97
Kansas City, Missouri ......       32  KSMO       O&O              62   UPN                 7            5           2/1/98
Columbus, Ohio  ............       34  WTTE       O&O              28   FOX                 5            4          10/1/97
Asheville, North Carolina
 and Greenville/Spartanburg/
 Anderson, South Carolina...       35  WFBC       LMA(g)           40   IND(i)              6            5          12/1/04
                                       WLOS       LMA(e)           13   ABC                 6            3          12/0/04
San Antonio, Texas .........       37  KABB       LMA(e)           29   FOX                 7            4           8/1/98
                                       KRRT       LMA(h)           35   UPN                              6           8/1/98
Norfolk, Virginia  .........       40  WTVZ       O&O              33   FOX                 6            4          10/1/04
Oklahoma City, Oklahoma ....       43  KOCB       O&O              34   UPN                 7            5           6/1/98
Birmingham, Alabama   ......       51  WTTO       O&O              21   WB                  5            4           4/1/05
                                       WABM       LMA              68   UPN                              5           4/1/05
Flint/Saginaw/Bay City,
 Michigan ..................       60  WSMH       O&O              66   FOX                 5            4          10/1/97
Las Vegas, Nevada  .........       64  KUPN       O&O              21   UPN                 8            5          10/1/98
Lexington, Kentucky   ......       68  WDKY       O&O              56   FOX                 5            4           8/1/97
Des Moines, Iowa   .........       72  KDSM       O&O              17   FOX                 4            4           2/1/98
Peoria/Bloomington,
 Illinois ..................      109  WYZZ       O&O              43   FOX                 4            4          12/1/97
Tuscaloosa, Alabama   ......      187  WDBB       LMA              17   IND(i)              2            2           4/1/05

----------

(a) Rankings are based on the relative size of a station's DMA among the 211 generally recognized DMAs in the United States as estimated by Nielsen.

(b) "O&O" refers to stations owned and operated by the Company, "LMA" refers to stations to which the Company provides programming services pursuant to an LMA and "Pending" refers to stations the Company has agreed to acquire. See "1997 Acquisitions."

(c) Represents the number of television stations designated by Nielsen as "local" to the DMA, excluding public television stations and stations which do not meet the minimum Nielsen reporting standards (weekly cumulative audience of at least 2.5%) for the Sunday- Saturday, 6:00 a.m. to 2:00 a.m. time period.

                                         (Footnotes continued on following page)

(d) The rank of each station in its market is based upon the November 1996 Nielsen estimates of the percentage of persons tuned to each station in the market from 6:00 a.m. to 2:00 a.m., Sunday-Saturday.

(e) Non-License Assets acquired from River City Broadcasting, L.P. ("River City") and option exercised to acquire License Assets will become owned and operated upon FCC approval of transfer of License Assets and closing of acquisition of License Assets.

(f) WTTK currently simulcasts all of the programming aired on WTTV and the station rank applies to the combined viewership of these stations.

(g) Non-License Assets acquired from River City. License Assets to be acquired by Glencairn, Ltd., subject to the Company's LMA, upon FCC approval of transfer of License Assets.

(h) River City provided programming to this station pursuant to an LMA. The Company acquired River City's rights under the LMA from River City and the Non-License Assets from the owners of this station. The License Assets are to be transferred to Glencairn upon FCC approval of transfer of the License Assets.

(i) "IND" or "Independent" refers to a station that is not affiliated with any of ABC, CBS, NBC, Fox, UPN or Warner Brothers.

Operating Strategy

     The Company's television operating strategy includes the following key elements.

Attracting Viewership

     Popular Programming. The Company believes that an important factor in attracting viewership to its stations is their network affiliations with Fox, UPN, ABC, CBS and WB. These affiliations enable the Company to attract viewers by virtue of the quality first-run original programming provided by these networks and the networks' promotion of such programming. The Company also seeks to obtain, at attractive prices, popular syndicated programming that is complementary to the station's network affiliation. Examples of popular syndicated programming obtained by the Company for broadcast on its Fox, WB and UPN affiliates and Independent stations are "Mad About You," "Frasier," "The Simpsons," "Home Improvement" and "Seinfeld." In addition to network programming, the Company's ABC and CBS affiliates broadcast news magazine, talk show, and game show programming such as "Hard Copy," "Entertainment Tonight," "Regis and Kathie Lee," "Wheel of Fortune" and "Jeopardy."

     Children's Programming. The Company seeks to be a leader in children's programming in each of its respective DMAs. The Company's nationally recognized "Kids Club" was the forerunner and model for the Fox network-wide marketing efforts promoting children's programming. Sinclair carries the Fox Children's Network ("FCN") and UPN's childrens' programming, both of which include significant amounts of animated programming throughout the week. In those markets where the Company owns or programs ABC or CBS affiliates, the Company broadcasts those networks' animated programming during weekends. In addition to this animated programming, the Company broadcasts other forms of children's programming, which may be produced by the Company or by an affiliated network.

     Counter-Programming. The Company's programming strategy on its Fox, UPN and Independent stations also includes "counter-programming," which consists of broadcasting programs that are alternatives to the types of programs being shown concurrently on competing stations. This strategy is designed to attract additional audience share in demographic groups not served by concurrent programming on competing stations. The Company believes that implementation of this strategy enables its stations to achieve competitive rankings in households in the 18-49 and 25-54 demographics and to offer greater diversity of programming in each of its DMAs.

     Local News. The Company believes that the production and broadcasting of local news can be an important link to the community and an aid to the station's efforts to expand its viewership. In addition, local news programming can provide access to advertising sources targeted specifically to local news. The Company carefully assesses the anticipated benefits and costs of producing local news prior to introduction at a Company station because a significant investment in capital equipment is required and substantial operating expenses are incurred in introducing, developing and producing local news programming. The Company currently provides local news programming at WBFF in Baltimore, WLFL in Raleigh/Durham, KDNL in St. Louis, KABB in San Antonio, KOVR in Sacramento, WPGH in Pittsburgh and WLOS in Asheville. The Company also broadcasts news programs on WDKY in Lexington, which are produced in part by the Company and in part through the purchase of production services from an independent third party and on

WTTV in Indianapolis, which are produced by a third party in exchange for a limited number of advertising spots. River City provides the Company news production services with respect to the production of news programming and on air talent on WTTE. Pursuant to an agreement, River City provides certain services to the Company in return for a fee equal to approximately $416,000 per year. The possible introduction of local news at the other Company stations is reviewed periodically. The Company's policy is to institute local news programming at a specific station only if the expected benefits of local news programming at the station are believed to exceed the associated costs after an appropriate start-up period.

     Popular Sporting Events. The Company attempts to capture a portion of advertising dollars designated to sports programming in selected DMAs. The Company's independent and UPN affiliated stations generally face fewer restrictions on broadcasting live local sporting events than do their competitors that are affiliates of the major networks and Fox since affiliates of the major networks and Fox are subject to prohibitions against preemptions of network programming. The Company has been able to acquire the local television broadcast rights for certain sporting events, such as NBA basketball, Major League Baseball, NFL football, NHL hockey, ACC basketball, Big Ten football and basketball, and SEC football. The Company seeks to expand its sports broadcasting in DMAs as profitable opportunities arise. In addition, the Company's stations that are affiliated with Fox broadcast certain Major League Baseball games, NFL football games and NHL hockey games.

Innovative Local Sales and Marketing

     The Company believes that it is able to attract new advertisers to its stations and increase its share of existing customers' advertising budgets by creating a sense of partnership with those advertisers. The Company develops such relationships by training its sales forces to offer new marketing ideas and campaigns to advertisers. These campaigns often involve the sponsorship by advertisers of local promotional events that capitalize on the station's local identity and programming franchises. For example, several of the Company's stations stage local "Kids Fairs" which allow station advertisers to reinforce their on-air advertising with their target audience. Through its strong local sales and marketing focus, the Company seeks to capture an increasing share of its revenues from local sources, which are generally more stable than national advertising.

Control of Operating and Programming Costs

     By employing a disciplined approach to managing programming acquisition and other costs, the Company has been able to achieve operating margins that the Company believes are among the highest in the television broadcast industry. The Company has sought in the past and will continue to seek to acquire quality programming for prices at or below prices paid in the past. As an owner or provider of programming services to 29 stations in 21 DMAs reaching approximately 15% of U.S. television households, the Company believes that it is able to negotiate favorable terms for the acquisition of programming. Moreover, the Company emphasizes control of each of its stations' programming and operating costs through program-specific profit analysis, detailed budgeting, tight control over staffing levels and detailed long-term planning models.

Attract and Retain High Quality Management

     The Company believes that much of its success is due to its ability to attract and retain highly skilled and motivated managers, both at the corporate and local station levels. A portion of the compensation provided to general managers, sales managers and other station managers is based on their achieving certain operating results. The Company also provides its corporate and station managers with deferred compensation plans offering options to acquire Class A Common Stock.

Community Involvement

     Each of the Company's stations actively participates in various community activities and offers many community services. The Company's activities include broadcasting programming of local interest and sponsorship of community and charitable events. The Company also encourages its station employees to become active members of their communities and to promote involvement in community and charitable affairs. The Company believes that active community involvement by its stations provides its stations with increased exposure in their respective DMAs and ultimately increases viewership and advertising support.

Establish LMAs

     The Company believes that it can attain significant growth in operating cash flow through the utilization of LMAs. By expanding its presence in a market in which it owns a station, the Company can improve its competitive position with respect to a demographic sector. In addition, by providing programming services to an additional station in a market, the Company is able to realize significant economies of scale in marketing, programming, overhead and capital expenditures. The Company provides programming services pursuant to an LMA to an additional station in seven of the 21 television markets in which the Company owns or programs a station.

Programming and Affiliations

     The Company continually reviews its existing programming inventory and seeks to purchase the most profitable and cost-effective syndicated programs available for each time period. In developing its selection of syndicated programming, the Company balances the cost of available syndicated programs with their potential to increase advertising revenue and the risk of their reduced popularity during the term of the program contract. The Company seeks to purchase only those programs with contractual periods that permit programming flexibility and which complement a station's overall programming strategy and counter-programming strategy. Programs that can perform successfully in more than one time period are more attractive due to the long lead time and multi-year commitments inherent in program purchasing.

     Twenty-seven of the 29 television stations owned or provided programming services by the Company operate as affiliates of Fox (ten stations), UPN (twelve stations), ABC (two stations), WB (two stations) or CBS (one station). The networks produce and distribute programming in exchange for each station's commitment to air the programming at specified times and for commercial announcement time during the programming. In addition, networks other than Fox and UPN pay each affiliated station a fee for each network-sponsored program broadcast by the stations.

     On August 21, 1996, the Company entered into an agreement with Fox (the "Fox Agreement") which, among other things, provides that the affiliation agreements between Fox and eight stations owned or provided programming services by the Company (except as noted below) would be amended to have new five-year terms commencing on the date of the Fox Agreement. Fox has the option to extend the affiliation agreements for an additional five-year term and must extend all of the affiliation agreements if it extends any (except that Fox may selectively renew affiliation agreements if any station has breached its affiliation agreement). The Fox Agreement also provides that the Company will have the right to purchase, for fair market value, any station Fox acquires in a market currently served by a Company owned Fox affiliate (other than the Norfolk and Raleigh-Durham markets) if Fox determines to terminate the affiliation agreement with the Company's station in that market and operate the station acquired by Fox as a Fox affiliate. The agreement confirmed that the affiliation agreement for WTTO (Birmingham, Alabama) would terminate on September 1, 1996, and that affiliation agreements for WTVZ (Norfolk, Virginia) and WLFL (Raleigh, North Carolina) will terminate August 31, 1998. The Fox Agreement also includes provisions limiting the ability of the Company to preempt Fox programming except where it has existing programming conflicts or where the Company preempts to serve a public purpose.

     The Company's affiliation agreements with ABC for KDNL and WLOS in St. Louis and Asheville, respectively, have 10-year terms expiring in 2005 and 2004, respectively. Each of the Company's UPN affiliation agreements is for three years, and expires in January 1998.

     Each of the affiliation agreements relating to stations involved in the River City Acquisition (other than River City's Fox and ABC affiliates) is terminable by the network upon transfer of the License Assets of the station.

RADIO BROADCASTING

     The following table sets forth certain information regarding the radio stations (i) programmed by the Company, (ii) with which the Company has JSAs, or
(iii) which the Company has an option to acquire.

                   RANKING OF                                                    STATION RANK     EXPIRATION
 GEOGRAPHIC        STATION'S              STATION                 PRIMARY        IN PRIMARY        DATE OF
   MARKET          MARKET BY            PROGRAMMING             DEMOGRAPHIC      DEMOGRAPHIC         FCC
  SERVED(a)        REVENUE(b)              FORMAT                TARGET(c)        TARGET(d)        LICENSE
----------------   ------------   ---------------------------   --------------   --------------   ------------
Los Angeles                2
 KBLA-AM(e)                       Korean                        NA                      N/A           12/1/97

St. Louis                 17
 KPNT-FM                          Alternative Rock              Adults 18-34              4            2/1/05
 WVRV-FM                          Modern Adult Contemporary     Adults 18-34              7           12/1/04

New Orleans               38
 WLMG-FM                          Adult Contemporary            Women 25-54               2            6/1/04
 KMEZ-FM                          Urban Oldies                  Women 25-54               6            6/1/04
 WWL-AM                           News/Talk/Sports              Adults 35-64              1            6/1/04
 WSMB-AM                          Talk/Sports                   Adults 35-64             19            6/1/04

Buffalo                   40
 WMJQ-FM                          Adult Contemporary            Women 25-54               2            6/1/98
 WKSE-FM                          Contemporary Hit Radio        Women 18-49               1            6/1/98
 WBEN-AM                          News/Talk/Sports              Adults 35-64              1            6/1/98
 WWKB-AM                          Country                       Adults 35-64             16            6/1/98
 WGR-AM                           Sports                        Adults 25-54             10            6/1/98
 WWWS-AM                          Urban Oldies                  Women 25-54              12            6/1/98

Memphis                   43
 WRVR-FM                          Soft Adult Contemporary       Women 25-54               3            8/1/04
 WJCE-AM                          Urban Oldies                  Women 25-54              11            8/1/04
 WOGY-FM                          Country                       Adults 25-54             10            8/1/04

Nashville                 44
 WLAC-FM                          Adult Contemporary            Women 25-54               6            8/1/04
 WJZC-FM                          Smooth Jazz                   Women 25-54               9            8/1/04
 WLAC-AM                          News/Talk/Sports              Adults 35-64             11            8/1/04

Greenville/
 Spartanburg              59
 WFBC-FM(g)                       Contemporary Hit Radio        Women 18-49               6           12/1/03
 WORD-AM(g)                       News/Talk                     Adults 35-64              9           12/1/03
 WFBC-AM(g)                       News/Talk                     Adults 35-64              9           12/1/03
 WSPA-AM(g)                       Full Service/Talk             Adults 35-64             15           12/1/03
 WSPA-FM(g)                       Soft Adult Contemporary       Women 25-54               2           12/1/03
 WOLI-FM(g)(h)                    Oldies                        Adults 25-54              9           12/1/03
 WOLT-FM(g)(i)                    Oldies                        Adults 25-54             10           12/1/03

Wilkes-Barre/
 Scranton                 61
 WKRZ-FM(n)                       Contemporary Hit Radio        Adults 18-49              1            8/1/98
 WGGY-FM                          Country                       Adults 25-54              3            8/1/98
 WILK-AM(j)                       News/Talk/Sports              Adults 35-64              6            8/1/98
 WGBI-AM(j)                       News/Talk/Sports              Adults 35-64             31            8/1/98
 WWSH-FM(f)                       Soft Hits                     Women 25-54               7            8/1/98
 WILP-AM                          News/Talk/Sports              Adults 35-64             31            8/1/98
 WWFH-FM(l)                       Soft Hits                     Women 25-54              17            8/1/98
 WKRF-FM(m)(n)                    Contemporary Hit Radio        Adults 18-49             26            8/1/98

                          (Footnotes on following page)

----------

(a)  Actual city of license may differ from the geographic market served.

(b) Ranking of the principal radio market served by the station among all U.S. radio markets by 1995 aggregate gross radio broadcast revenue according to 1996 Broadcasting & Cable Yearbook.

(c) Due to variations that may exist within programming formats, the primary demographic target of stations with the same programming format may be different.

(d) All information concerning ratings and audience listening information is derived from the Fall 1996 Arbitron Metro Area Ratings Survey (the "Fall 1996 Arbitron"). Arbitron is the generally accepted industry source for statistical information concerning audience ratings. Due to the nature of listener surveys, other radio ratings services may report different rankings; however, the Company does not believe that any radio ratings service other than Arbitron is accorded significant weight in the radio broadcast industry. "Station Rank in Primary Demographic Target" is the ranking of the station among all radio stations in its market that are ranked in its target demographic group and is based on the station's average persons share in the primary demographic target in the applicable Metro Survey Area. Source: Average Quarter Hour Estimates, Monday through Sunday, 6:00 a.m. to midnight, Fall 1996 Arbitron.

(e) Programming is provided to this station by a third party pursuant to an LMA.

(f) The Company has agreed to acquire this station, subject to FCC approval of the transfer of the related licenses.

(g) The Company has an option to acquire Keymarket of South Carolina, Inc., ("Keymarket"). Keymarket owns and operates WFBC-AM, WORD-AM and WFBC-FM, has an option to acquire and provides programming services pursuant to an LMA to WSPA-AM and WSPA-FM, and provides sales services pursuant to a JSA and has an option to acquire WOLI-FM and WOLT-FM.

(h)  WOLI-FM was formerly WXWX-FM.

(i)  WOLT-FM was formerly WXWZ-FM.

(j)  WILK-AM and WGBI-AM simulcast their programming.

(k)  WILP-AM was formerly WXPX-AM.

(l)  WWFH-FM was formerly WQEQ-FM.

(m)  The FCC has approved the acquisition of this station.

(n)  WKRZ-FM and WKRF-FM simulcast their programming.

Radio Operating Strategy

     The Company's radio strategy is to operate a cluster of radio stations in each of a variety of geographic markets throughout the country. In each geographic market, the Company employs broadly diversified programming formats to appeal to a variety of demographic groups within the market. The Company seeks to strengthen the identity of each of its stations through its programming and promotional efforts, and emphasizes that identity to a far greater degree than the identity of any local radio personality.

     The Company believes that its strategy of appealing to diverse demographic groups in a variety of geographic markets allows it to reach a larger share of the overall advertising market while realizing economies of scale and avoiding dependence on one demographic or geographic market. The Company realizes economies of scale by combining sales and marketing forces, back office operations and general management in each geographic market. At the same time, the geographic diversity of its portfolio of radio stations helps lessen the potential impact of economic downturns in specific markets and the diversity of target audiences served helps lessen the impact of changes in listening preferences. In addition, the geographic and demographic diversity allows the Company to avoid dependence on any one or any small group of advertisers.

     The Company's group of radio stations includes the top billing station group in two markets and one of the top three billing station groups in each of its markets other than Los Angeles, St. Louis and Nashville. Through ownership or LMAs, the group also includes duopolies in six of its seven markets and, upon exercise of options to acquire stations in the Greenville/Spartanburg market, the Company will have duopolies in seven of its eight markets.

     Depending on the programming format of a particular station, there are a predetermined number of advertisements broadcast each hour. The Company determines the optimum number of advertisements available for sale during each hour without jeopardizing listening levels (and the resulting ratings). Although there may be shifts from time to time in the number of advertisements available for sale during a particular time of day, the total number of advertisements available for sale on a particular station normally does not vary significantly. Any change in net radio broadcasting revenue, with the exception of those instances where stations are acquired or sold, is generally the result of pricing adjustments made to ensure that the station effectively uses advertising time available for sale, an increase in the number of commercials sold or a combination of these two factors.

     Large, well-trained local sales forces are maintained by the Company in each of its radio markets. The Company's principal goal in its sales efforts is to develop long-standing customer relationships through frequent direct contacts, which the Company believes provides it with a competitive advantage. Additionally, in some radio markets, duopolies permit the Company to offer creative advertising packages to local, regional and national advertisers. Each radio station programmed by the Company also engages a national independent sales representative to assist it in obtaining national advertising revenues. These representatives obtain advertising through national advertising agencies and receive a commission from the radio station based on its gross revenue from the advertising obtained.

BROADCASTING ACQUISITION STRATEGY

     On February 8, 1996, the Telecommunications Act of 1996 (the "1996 Act") was signed into law. The 1996 Act represents the most sweeping overhaul of the country's telecommunications laws since the Communications Act of 1934, as amended (the "Communications Act"). The 1996 Act relaxes the broadcast ownership rules and simplifies the process for renewal of broadcast station licenses.

     The Company believes that the enactment of the 1996 Act presents a unique opportunity to build a larger and more diversified broadcasting company. Additionally, the Company expects that the opportunity to act as one of the consolidators of the industry will enable the Company to gain additional influence with program suppliers, television networks, other vendors, and alternative delivery media. The Company also believes that the additions to its management team as a result of the River City Acquisition will give it additional resources to take advantage of these developments.

     In implementing its acquisition strategy, the Company seeks to identify and pursue favorable station or group acquisition opportunities primarily in the 15th to 75th largest DMAs and Metro Service Areas ("MSAs"). In assessing potential acquisitions, the Company examines opportunities to improve revenue share, audience share and/or cost control. Additional factors considered by the Company in a potential acquisition include geographic location, demographic characteristics and competitive dynamics of the market.

     In furtherance of its acquisition strategy, the Company routinely reviews, and conducts investigations of, potential television and radio station acquisitions. When the Company believes a favorable opportunity exists, the Company seeks to enter into discussions with the owners of such stations regarding the possibility of an acquisition by the Company. At any given time, the Company may be in discussions with one or more such station owners.

     Since the 1996 Act became effective, the Company has acquired, obtained options to acquire or has acquired the right to program or provide sales services to 17 television and 33 radio stations for an aggregate consideration of approximately $1.3 billion. Certain terms of these acquisitions are described below.

     River City Acquisition. On May 31, 1996, pursuant to an amended and restated asset purchase agreement, the Company acquired all of the Non-License Assets of River City other than the assets relating to WSYX-TV in Columbus, Ohio. Simultaneously, the Company entered into a 10-year LMA with River City with respect to all of River City's License Assets (with the exception of the License Assets relating to WSYX) and was granted: (i) a 10-year option (the "License Assets Option") to acquire River City's License Assets (with the exception of the License Assets relating to WSYX); and (ii) a three-year option to acquire the assets relating to WSYX-TV (both the License and Non-License

Assets, collectively the "Columbus Option"). The exercise price for the License Assets Option is $20 million and the Company is required to pay a quarterly extension fee with respect to the License Assets Option as follows: (1) 8% of $20 million for the first year following the closing of the River City Acquisition; (2) 15% of $20 million for the second year following such closing; and (3) 25% of $20 million for each following year. The Non-License Assets acquired from River City relate to eight television stations and 21 radio stations owned and operated by River City. In addition, the Company acquired from another party the Non-License Assets relating to one additional television station (KRRT) to which River City provided programming pursuant to an LMA. The Company assigned its option to acquire the License Assets of one television station (WFBC) to Glencairn, and Glencairn also acquired the option to acquire the License Assets of KRRT. The Company also acquired River City's rights under LMAs with respect to KRRT and four radio stations to which River City provided programming or sales services. The Company has exercised the License Assets Option and has acquired the License Assets of three of the television stations and all of the radio stations. Acquisition of the remaining License Assets is now subject to FCC approval of transfer of such License Assets. There can be no assurance that this approval will be obtained. Applications for transfer of the License Assets were filed in July and August 1996, except application for transfer of the License Assets relating to WTTV and WTTK which was filed in November 1996.

     The Company paid an aggregate of approximately $1.0 billion for the Non-License Assets and the License Assets Option consisting of $847.6 million in cash and 1,150,000 shares of Series A Convertible Preferred Stock of the Company and 1,382,435 stock options. The Series A Convertible Preferred Stock has been exchanged for 1,150,000 shares of Series B Convertible Preferred Stock of the Company, which at issuance had an aggregate liquidation value of $115 million, and are convertible at any time, at the option of the holders, into an aggregate of 4,181,818 shares of Class A Common Stock of the Company (which had a market value on May 31, 1996 of approximately $125.1 million). The exercise price for the Columbus Option is approximately $130 million plus the amount of indebtedness secured by the WSYX assets on the date of exercise (not to exceed the amount outstanding on the date of closing of $105 million) and the Company is required to pay an extension fee with respect to the Columbus Option as follows: (1) 8% of $130 million for the first year following the closing of the River City Acquisition; (2) 15% of $130 million for the second year following the closing; and (3) 25% of $130 million for each following year. The extension fee accrues beginning on the date of closing, and is payable (beginning December 31, 1996) at the end of each calendar quarter until such time as the option is exercised or River City sells WSYX to a third party. The Company paid the extension fee due March 31, 1997. Pursuant to the LMAs with River City and the owner of KRRT, the Company is required to provide at least 166 hours per week of programming to each television and radio station and, subject to certain exceptions, River City and the owner of KRRT are required to broadcast all programming provided by the Company. The Company is required to pay River City and the owner of KRRT monthly fees under the LMAs in an amount sufficient to cover specified expenses of operating the stations, which are currently approximately $150,000 per month for all River City television and radio stations the Company programs (including KRRT). The Company has the right to sell advertising time on the stations during the hours programmed by the Company.

     The Company and River City filed notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the Company's acquisition of all River City assets prior to closing the acquisition. After the United States Justice Department ("DOJ") indicated that it would request additional information regarding the antitrust implications of the acquisition of WSYX by the Company in light of the Company's ownership of WTTE, the Company and River City agreed to submit separate notifications with respect to the WSYX assets and the other River City assets. The DOJ then granted early termination of the waiting period with respect to the transfer of the River City assets other than WSYX, permitting the acquisition of those assets to proceed. The Company and River City agreed to notify the DOJ 30 days before entering into an LMA or similar agreement with respect to WSYX and agreed not to enter into such an agreement until 20 days after substantially complying with any request for information from DOJ regarding the transaction. The Company is in the process of preparing a submission to the DOJ regarding the competitive effects of entering into an LMA arrangement in Columbus. The Company has agreed to sell the License Assets of WTTE to Glencairn and to enter into an LMA with Glencairn to provide programming services to WTTE. The FCC has approved this transaction, but the Company does not believe that this transaction will be completed unless the Company acquires WSYX.

     In the River City Acquisition, the Company also acquired an option held by River City to purchase either (i) all of the assets of Keymarket of South Carolina, Inc. ("KSC") for the forgiveness of debt held by the Company in an aggregate principal amount of approximately $7.4 million as of August 22, 1996, plus payment of approximately $1,000,000 less certain adjustments or (ii) all of the stock of KSC for $1,000,000 less certain adjustments. KSC owns and operates three radio stations in the Greenville/ Spartanburg, South Carolina MSA (WFBC-FM, WFBC-AM and WORD-AM). The options to acquire the assets and stock of KSC expire on December 31, 1997. KSC also holds an option to acquire from Spartan Radiocasting, Inc. certain assets relating to two additional stations (WSPA-AM and WSPA-FM) in the Greenville/Spartanburg MSA and which KSC currently programs pursuant to an LMA. KSC's option to acquire these assets is exercisable for $5.15 million and expires in January 2000, subject to extension to the extent the applicable LMA is extended beyond that date. KSC also has an option to acquire assets of Palm Broadcasting Company, L.P., which owns two additional stations in the Greenville/Spartanburg MSA (WOLI-FM and WOLT-FM) in an amount equal to the outstanding debt of Palm Broadcasting Company, L.P. to the Company, which was approximately $3.03 million as of March 31, 1997. This option expires in April 2001. KSC has a JSA with Palm Broadcasting Company, L.P., but does not provide programming for WOLI or WOLT.

     Superior  Acquisition.  On  May  8,  1996,  the  Company  acquired  WDKY-TV
(Lexington, Kentucky) and KOCB-TV (Oklahoma City, Oklahoma) by acquiring the stock of Superior Communications Group, Inc. for approximately $63.5 million.

     Flint Acquisition. On February 27, 1996 the Company acquired the assets of WSMH-TV (Flint, Michigan) for approximately $35.8 million by exercising options granted in 1995.

     Cincinnati/Kansas City Acquisitions. On July 1, 1996, the Company acquired the assets of KSMO-TV (Kansas City, Missouri) and on August 1, 1996, it acquired the assets of WSTR-TV (Cincinnati, Ohio) for approximately $34.2 million.

     Peoria/Bloomington  Acquisition.  On July 1, 1996, the Company acquired the
assets  of  WYZZ-TV  (Peoria/Bloomington,   Illinois)  for  approximately  $21.2
million.

1997 ACQUISITIONS

     Since the end of 1996, the Company has entered into agreements to acquire one television station and four radio stations, and has completed the acquisition of four television stations and six radio stations. On January 30, 1997, the Company entered into an agreement to acquire the assets of KUPN-TV, the UPN affiliate in Las Vegas, Nevada, for $87.0 million. The Company completed this acquisition on May 30, 1997. The Company also entered into an agreement on January 29, 1997 to acquire the assets of WGR-AM and WWWS-AM in Buffalo, New York, for $1.5 million. The Company's acquisition of WGR-AM and WWWS-AM was consummated on April 18, 1997. On January 31, 1997, the Company completed the acquisition of the assets of WWFH-FM and WILP-AM, each in Wilkes-Barre, Pennsylvania, for aggregate consideration of approximately $773,000. On April 22, 1997, the Company consummated its acquisition of the License Assets of KOVR-TV in Sacramento, California, and KDSM-TV in Des Moines, Iowa, and on May 16, 1997, consummated its acquisition of the License Assets of KDNL-TV, WVRV-FM and KPNT-FM in St. Louis, Missouri. The Company obtained the options pursuant to which it acquired these assets in the River City Acquisition. On March 12, 1997, the Company entered into an agreement to acquire the assets of radio station WKRF-FM in the Wilkes-Barre/Scranton, Pennsylvania market. The FCC has approved this acquisition. In April 1997, the Company entered into an agreement to acquire the assets of radio station WWSH-FM in the Wilkes-Barre/Scranton market.

LOCAL MARKETING AGREEMENTS

     The Company generally enters into LMAs and similar arrangements with stations located in markets in which the Company already owns and operates a station, and in connection with acquisitions, pending regulatory approval of transfer of License Assets. Under the terms of the LMAs the Company makes specified periodic payments to the owner-operator in exchange for the grant to the Company of the right to program and sell advertising on a specified portion of the station's inventory of broadcast time. Nevertheless, as the holder of the FCC license, the owner-operator retains full control and responsibility for the operation of the station, including control over all programming broadcast on the station.

     The Company currently has LMA arrangements with stations in five markets in which it owns a television station: Pittsburgh, Pennsylvania (WPTT), Baltimore, Maryland (WNUV), Raleigh/Durham, North Carolina (WRDC), Milwaukee, Wisconsin
(WVTV) and Birmingham, Alabama (WABM). The Company also has LMA arrangements in two markets (San Antonio and Asheville/Greenville/Spartanburg) in which the Company will own a station upon completion of the acquisition of License Assets from River City. In addition, the Company has an LMA arrangement with a station in the Tuscaloosa, Alabama market (WDBB), which is adjacent to Birmingham. In each of these markets, other than Pittsburgh and Tuscaloosa, the LMA arrangement is (or will be after transfer of License Assets from River City) with Glencairn and the Company owns the Non-License Assets of the stations. The Company owns the assets of one radio station (KBLA-AM in Los Angeles) which an independent third party programs pursuant to an LMA.

     The Company believes that it is able to increase its revenues and improve its margins by providing programming services to stations in selected DMAs and MSAs where the Company already owns a station. In certain instances, single station operators and stations operated by smaller ownership groups do not have the management expertise or the operating efficiencies available to the Company as a multi-station broadcaster. The Company seeks to identify such stations in selected markets and to provide such stations with programming services pursuant to LMAs. In addition to providing the Company with additional revenue opportunities, the Company believes that these LMA arrangements have assisted certain stations whose operations may have been marginally profitable to continue to air popular programming and contribute to diversity of programming in their respective DMAs and MSAs.

     In cases where the Company enters into LMA arrangements in connection with a station whose acquisition by the Company is pending FCC approval, the Company
(i) obtains an option to acquire the station assets essential for broadcasting a television or radio signal in compliance with regulatory guidelines, generally consisting of the FCC license, transmitter, transmission lines, technical equipment, call letters and trademarks, and certain furniture, fixtures and equipment (the "License Assets") and (ii) acquires the remaining assets (the "Non-License Assets") at the time it enters into the option. Following acquisition of the Non-License Assets, the License Assets continue to be owned by the owner-operator and holder of the FCC license, which enters into an LMA with the Company. After FCC approval for transfer of the License Assets is obtained, the Company exercises its option to acquire the License Assets and become the owner-operator of the station, and the LMA arrangement is terminated.

     In connection with the River City Acquisition, the Company entered into LMAs with River City and the owner of KRRT with respect to each of the nine television (including KDSM-TV) and 21 radio stations with respect to which the Company acquired Non-License Assets. The LMAs are for a ten-year term, which corresponds with the term of the option the Company holds to acquire the related River City License Assets. Pursuant to the LMAs, the Company pays River City and the owner of KRRT fees in return for which the Company acquires all of the inventory of broadcast time of the stations and the right to sell 100% of each station's inventory of advertising time. The Company has filed applications with respect to the transfer of the License Assets of seven of the nine television stations and the 21 radio stations with respect to which the Company acquired Non-License Assets in the River City Acquisition. Such applications have been granted with respect to three of the seven television stations and all 21 radio stations, and the Company has acquired the license assets of the three television stations and all 21 of the radio stations. Upon grant of FCC approval of the transfer of License Assets with respect to the remaining stations, the Company intends to acquire the License Assets, and thereafter the LMAs will terminate and the Company will operate the stations. With respect to the remaining two television stations, Glencairn has applied for transfer of the License Assets of these stations, and the Company intends to program these stations under LMAs with Glencairn upon FCC approval of the transfer of the License Assets to Glencairn. Petitions to deny or informal objections have been filed against these applications by third parties. The Company has requested the FCC to withhold action on the applications for the Company's acquisition of WTTV and WTTK in Indianapolis (and a pending application for the Controlling Stockholders to divest their attributable interests in WIIB in Indianapolis) until the FCC completes its pending rulemaking proceeding considering the cross-interest policy.

     In addition to its LMAs, the Company sells commercial air time for (but does not provide programming to) one radio station pursuant to a JSA in an MSA in which it has interests in other radio stations. The Company has agreed to acquire this station. Under the Company's JSA, the Company has obtained the right, for a fee paid to the owner and operator of the station, to sell substantially all of the commercial advertising on the station.

FEDERAL REGULATION OF TELEVISION AND RADIO BROADCASTING

     The ownership, operation and sale of television and radio stations are subject to the jurisdiction of the Federal Communications Commission ("FCC"), which acts under authority granted by the Communications Act. Among other things, the FCC assigns frequency bands for broadcasting; determines the particular frequencies, locations and operating power of stations; issues, renews, revokes and modifies station licenses; regulates equipment used by stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations; and has the power to impose penalties for violations of its rules or the Communications Act.

     The following is a brief summary of certain provisions of the Communications Act, the 1996 Act and specific FCC regulations and policies. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of broadcast stations.

     License Grant and Renewal. Television and radio stations operate pursuant to broadcasting licenses that are granted by the FCC for maximum terms of eight years.

     Television and radio station licenses are subject to renewal upon application to the FCC. During certain periods when renewal applications are pending, competing applicants may file for the radio or television frequency being used by the renewal applicant. During the same periods, petitions to deny license renewal applications may be filed by interested parties, including members of the public. Prior to the 1996 Act, the FCC was generally required to hold hearings on renewal applications if a competing application against a renewal application was filed, if the FCC was unable to determine that renewal of a license would serve the public interest, convenience and necessity, or if a petition to deny raised a "substantial and material question of fact" as to whether the grant of the renewal application would be prima facie inconsistent with the public interest, convenience and necessity.

     The 1996 Act does not prohibit either the filing of petitions to deny license renewals or the filing of competing applications. Under the 1996 Act, the FCC is still required to hold hearings on renewal applications if it is unable to determine that renewal of a license would serve the public interest, convenience or necessity, or if a petition to deny raises a "substantial and material question of fact" as to whether the grant of the renewal application would be prima facie inconsistent with the public interest, convenience and necessity. Pursuant to the 1996 Act, however, the FCC is prohibited from considering competing applications for a renewal applicant's frequency, and is required to grant the renewal application, if the FCC finds: (i) that the station has served the public interest, convenience and necessity; (ii) that there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the FCC; and (iii) there have been no other violations by the licensee of the Communications Act or the rules and regulations of the FCC that, when taken together, would constitute a pattern of abuse.

     All of the stations that the Company (i) owns and operates, (ii) intends to acquire pursuant to the River City Acquisition and other acquisitions, (iii) currently provides programming services to pursuant to an LMA, or (iv) currently sells commercial air time on pursuant to a JSA, are presently operating under regular licenses, which expire as to each station on the dates set forth under "Television Broadcasting" and "Radio Broadcasting," above. Although renewal of license is granted in the vast majority of cases even when petitions to deny are filed, there can be no assurance that the licenses of such stations will be renewed.

Ownership Matters

General

     The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to permit the assignment or transfer of control of, or the grant or renewal of, a broadcast license, the FCC considers a number of factors pertaining to the licensee, including compliance with various rules limiting common ownership of media properties, the "character" of the licensee and those persons holding "attributable" interests therein, and compliance with the Communications Act's limitations on alien ownership.

     To obtain the FCC's prior consent to assign a broadcast license or transfer control of a broadcast licensee, appropriate applications must be filed with the FCC. If the application involves a "substantial change" in ownership or control, the application must be placed on public notice for a period of approximately 30 days during which petitions to deny the application may be filed by interested parties, including members of the public. If the application does not involve a "substantial change" in ownership or control, it is a "pro forma" application. The "pro forma" application is nevertheless subject to having informal objections filed against it. If the FCC grants an assignment or transfer application, interested parties have approximately 30 days from public notice of the grant to seek reconsideration of that grant. Generally, parties that do not file initial petitions to deny or informal objections against the application face difficulty in seeking reconsideration of the grant. The FCC normally has approximately an additional 10 days to set aside such grant on its own motion. When passing on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer to any party other than the assignee or transferee specified in the application.

     The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding, or through subsidiaries controlling, broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's stock (or 10% or more of such stock in the case of insurance companies, investment companies and bank trust departments that are passive investors) are generally attributable, except that, in general, no minority voting stock interest will be attributable if there is a single holder of more than 50% of the outstanding voting power of the corporation. The FCC has a pending rulemaking proceeding that, among other things, seeks comment on whether the FCC should modify its attribution rules by (i) raising the attribution stock benchmark from 5% to 10%;
(ii) raising the attribution stock benchmark for passive investors from 10% to 20%; (iii) restricting the availability of the single majority shareholder exemption; and (iv) attributing certain interests such as non-voting stock, debt and certain holdings by limited liability corporations in certain circumstances. More recently, the FCC has solicited comment on proposed rules that would (i) treat an otherwise nonattributable equity or debt interest in a licensee as an attributable interest where the interest holder is a program supplier or the owner of a broadcast station in the same market and the equity and/or debt holding is greater than a specified benchmark; (ii) treat a licensee of a television station which, under an LMA, brokers more than 15% of the time on another television station serving the same market, as having an attributable interest in the brokered station; and (iii) in certain circumstances, treat the licensee of a broadcast station that sells advertising time on another station in the same market pursuant to a JSA as having an attributable interest in the station whose advertising is being sold.

     The Controlling Stockholders hold attributable interests in two entities owning media properties, namely: Channel 63, Inc., licensee of WIIB-TV, a UHF television station in Bloomington, Indiana, and Bay Television, Inc., licensee of WTTA-TV, a UHF television station in St. Petersburg, Florida. All of the issued and outstanding shares of Channel 63, Inc. are owned by the Controlling Stockholders. All the issued and outstanding shares of Bay Television, Inc. are owned by the Controlling Stockholders (75%) and Robert L. Simmons (25%), a former stockholder of the Company. The Controlling Stockholders have agreed to divest their attributable interests in Channel 63, Inc. and the Company believes that, after doing so, such holdings will not materially restrict its ability to acquire or program additional broadcast stations.

     Under its "cross-interest" policy, the FCC considers certain "meaningful" relationships among competing media outlets in the same market, even if the ownership rules do not specifically prohibit the relationship. Under this policy, the FCC may consider significant equity interests combined with an attributable interest in a media outlet in the same market, joint ventures, and common key employees among competitors. The cross-interest policy does not necessarily prohibit all of these interests, but requires that the FCC consider whether, in a particular market, the "meaningful" relationships between competitors could have a significant adverse effect upon economic competition and program diversity. Heretofore, the FCC has not applied its cross-interest policy to LMAs and JSAs between broadcast stations. In its ongoing rulemaking proceeding concerning the attribution rules, the FCC has sought comment on, among other things, (i) whether the cross-interest policy should be applied only in smaller markets, and (ii) whether non-equity financial relationships such as debt, when combined with multiple business interrelationships such as LMAs and JSAs, raise concerns under the cross-interest policy. Moreover, in its most recent proposals in its ongoing attribution rulemaking proceeding, the FCC has proposed treating television LMAs, JSAs, and debt or equity interests as attributable interests in certain circumstances without regard to the cross-interest policy.

     The Communications Act prohibits the issuance of broadcast licenses to, or the holding of a broadcast license by, any corporation of which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens or their representatives or by a foreign government or a representative thereof, or by any corporation organized under the laws of a foreign country (collectively, "Aliens"). The Communications Act also authorizes the FCC, if the FCC determines that it would be in the public interest, to prohibit the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is owned of record or voted by Aliens. The Company has been advised that the FCC staff has interpreted this provision to require a finding that such grant or holding would be in the public interest before a broadcast license may be granted to or held by any such corporation and that the FCC staff has made such a finding only in limited circumstances. The FCC has issued interpretations of existing law under which these restrictions in modified form apply to other forms of business organizations, including partnerships. As a result of these provisions, the licenses granted to subsidiaries of the Company by the FCC could be revoked if, among other restrictions imposed by the FCC, more than 25% of the Company's stock were directly or indirectly owned or voted by Aliens. The Company and the Subsidiaries are domestic corporations, and the Controlling Stockholders are all United States citizens. The Amended and Restated Articles of Incorporation of the Company (the "Amended Certificate") contain limitations on Alien ownership and control that are substantially similar to those contained in the Communications Act. Pursuant to the Amended Certificate, the Company has the right to repurchase Alien-owned shares at their fair market value to the extent necessary, in the judgment of the Board of Directors, to comply with the Alien ownership restrictions.

Television

     National Ownership Rule. Prior to the 1996 Act, FCC rules generally prohibited an individual or entity from having an attributable interest in more than 12 television stations nationwide, or in television stations reaching more than 25% of the national television viewing audience. Pursuant to the 1996 Act, the FCC has modified its rules to eliminate any limitation on the number of television stations an individual or entity may own nationwide, subject to the restriction that no individual or entity may have an attributable interest in television stations reaching more than 35% of the national television viewing audience. Historically, VHF stations have shared a larger portion of the market than UHF stations. Therefore, only half of the households in the market area of any UHF station are included when calculating whether an entity or individual owns television stations reaching more than 35% of the national television viewing audience. All but three of the stations owned and operated by the Company, or to which the Company provides programming services, are UHF.

     Duopoly Rule. On a local level, the television "duopoly" rule generally prohibits a single individual or entity from having an attributable interest in two or more television stations with overlapping Grade B service areas. While the 1996 Act has not eliminated the TV duopoly rule, it does direct the FCC to initiate a rulemaking proceeding to determine whether to retain, modify, or eliminate the rule. The FCC
                                       15
has pending a rulemaking proceeding in which it has proposed to modify the television duopoly rule to permit the common ownership of television stations in different DMAs, so long as the Grade A signal contours of the stations do not overlap. Pending resolution of its rulemaking proceeding, the FCC has adopted an interim waiver policy that permits the common ownership of television stations in different DMAs with no overlapping Grade A signal contours, conditioned on the final outcome of the rulemaking proceeding. The FCC has also sought comment on whether common ownership of two television stations in a market should be permitted (i) where one or more of the commonly owned stations is UHF, (ii) where one of the stations is in bankruptcy or has been off the air for a substantial period of time and (iii) where the commonly owned stations have very small audience or advertising shares, are located in a very large market, and/or a specified number of independently owned media voices would remain after the acquisition.

     Local Marketing Agreements. Over the past few years, a number of television stations, including certain of the Company's stations, have entered into what have commonly been referred to as LMAs. While these agreements may take varying forms, pursuant to a typical LMA, separately owned and licensed television stations agree to enter into cooperative arrangements of varying sorts, subject to compliance with the requirements of antitrust laws and with the FCC's rules and policies. Under these types of arrangements, separately-owned stations could agree to function cooperatively in terms of programming, advertising sales, etc., subject to the requirement that the licensee of each station shall maintain independent control over the programming and operations of its own station. One typical type of LMA is a programming agreement between two separately-owned television stations serving a common service area, whereby the licensee of one station programs substantial portions of the broadcast day on the other licensee's station, subject to ultimate editorial and other controls being exercised by the latter licensee, and sells advertising time during such program segments. Such arrangements are an extension of the concept of "time brokerage" agreements, under which a licensee of a station sells blocks of time on its station to an entity or entities which program the blocks of time and which sell their own commercial advertising announcements during the time periods in question. Over the past few years, the staff of the FCC's Mass Media Bureau has held that LMAs are not contrary to the Communications Act, provided that the licensee of the station which is being substantially programmed by another entity maintains complete responsibility for and control over programming and operations of its broadcast station and assures compliance with applicable FCC rules and policies.

     At present, FCC rules permit television station LMAs, and the licensee of a television station brokering time on another television station is not considered to have an attributable interest in the brokered station. However, in connection with its ongoing rulemaking proceeding regarding the television duopoly rule, the FCC has proposed to adopt rules providing that the licensee of a television station which brokers more than 15% of the time on another television station serving the same market would be deemed to have an attributable interest in the brokered station for purposes of the national and local multiple ownership rules. In connection with this proceeding, the FCC has solicited detailed information from parties to television LMAs as to the terms and characteristics of such LMAs.

     The 1996 Act provides that nothing therein "shall be construed to prohibit the origination, continuation, or renewal of any television local marketing agreement that is in compliance with the regulations of the [FCC]." The legislative history of the 1996 Act reflects that this provision was intended to grandfather television LMAs that were in existence upon enactment of the 1996 Act, and to allow television LMAs consistent with the FCC's rules subsequent to enactment of the 1996 Act. In its pending rulemaking proceeding regarding the television duopoly rule, the FCC has proposed to adopt a grandfathering policy providing that, in the event that television LMAs become attributable interests, LMAs that are in compliance with existing FCC rules and policies and were entered into before November 5, 1996, would be permitted to continue in force until the original term of the LMA expires. Under the FCC's proposal, television LMAs that are entered into or renewed after November 5, 1996 would have to be terminated if LMAs are made attributable interests and the LMA in question resulted in a violation of the television multiple ownership rules. The Company's LMAs with television stations WPTT in Pittsburgh, Pennsylvania, WNUV in Baltimore, Maryland, WVTV in Milwaukee, Wisconsin, WRDC in Raleigh/Durham, North Carolina, WABM in Birmingham, Alabama, and WDBB in Tuscaloosa, Alabama, were in existence on both the date of enactment of the 1996 Act and November 5, 1996. The
                                       16

Company's LMAs with television stations WTTV and WTTK in Indianapolis, Indiana, WLOS in Asheville, North Carolina, WFBC in Greenville-Spartanburg, South Carolina, and KABB in San Antonio, Texas, were entered into subsequent to the date of enactment of the 1996 Act but prior to November 5, 1996. The Company's LMA with television station KRRT in Kerrville, Texas was in existence on the date of enactment of the 1996 Act, but was assumed by the Company subsequent to that date but prior to November 5, 1996.

     The TV duopoly rule currently prevents the Company from acquiring the licenses of television stations with which it has LMAs in those markets where the Company owns a television station. As a result, if the FCC were to decide that the provider of programming services under a television LMA should be treated as having an attributable interest in the brokered station, and if it did not relax its television duopoly rule, the Company could be required to modify or terminate those of its LMAs that were not in existence on the date of enactment of the 1996 Act or on November 5, 1996. Furthermore, if the FCC adopts its present proposal with respect to the grandfathering of television LMAs, the Company could be required to terminate even those LMAs that were in effect prior to the date of enactment of the 1996 Act or prior to November 5, 1996, after the initial term of the LMA or upon assignment of the LMA. In such an event, the Company could be required to pay termination penalties under certain of such LMAs. Further, if the FCC were to find, in connection with any of the Company's LMAs, that the owners/licensees of the stations with which the Company has LMAs failed to maintain control over their operations as required by FCC rules and policies, the licensee of the LMA station and/or the Company could be fined or set for hearing, the outcome of which could be a monetary forfeiture or, under certain circumstances, loss of the applicable FCC license. The Company is unable to predict the ultimate outcome of possible changes to these FCC rules and the impact such FCC rules may have on its broadcasting operations.

     On June 1, 1995, the Chief of the FCC's Mass Media Bureau released a Public Notice concerning the processing of television assignment and transfer of control applications proposing LMAs. Due to the pendency of the ongoing rulemaking proceeding concerning attribution of ownership, the Mass Media Bureau has placed certain restrictions on the types of television assignment and transfer of control applications involving LMAs that it will approve during the pendency of the rulemaking. Specifically, the Mass Media Bureau has stated that it will not approve arrangements where a time broker seeks to finance a station acquisition and hold an option to purchase the station in the future. The Company believes that none of the Company's LMAs fall within the ambit of this Public Notice.

Radio

     National Ownership Rule. Prior to the 1996 Act, the FCC's rules limited an individual or entity from holding attributable interests in more than 20 AM and 20 FM radio stations nationwide. Pursuant to the 1996 Act, the FCC has modified its rules to eliminate any limitation on the number of radio stations a single individual or entity may own nationwide.

     Local Ownership Rule. Prior to the 1996 Act, the FCC's rules generally permitted an individual or entity to hold attributable interests in no more than four radio stations in a local market (no more than two of which could be in the same service (AM or FM)), and then only if the aggregate audience share of the commonly owned stations did not exceed 25%. In markets with fewer than 15 commercial radio stations, an individual or entity could hold an attributable interest in no more than three radio stations in the market (no more than two of which could be in the same service), and then only if the number of the commonly owned stations did not exceed 50% of the total number of commercial radio stations in the market.

     Pursuant to the 1996 Act, the limits on the number of radio stations one entity may own locally have been increased as follows: (i) in a market with 45 or more commercial radio stations, an entity may own up to eight commercial radio stations, not more than five of which are in the same service (AM or FM);
(ii) in a market with between 30 and 44 (inclusive) commercial radio stations, an entity may own up to seven commercial radio stations, not more than four of which are in the same service; (iii) in a market with between 15 and 29
(inclusive) commercial radio stations, an entity may own up to six commercial radio stations, not more than four of which are in the same service; and (iv) in a market with 14 or fewer commercial radio stations, an entity may own up to five commercial radio stations, not more than three of which are in the same service, except that an entity may not own more than 50% of the stations in such market. These numerical limits apply regardless of the aggregate audience share of the stations sought to be commonly owned. FCC ownership rules continue to permit an entity to own one FM and one AM station in a local market regardless of market size. Irrespective of FCC rules governing radio ownership, however, the Department of Justice and the Federal Trade Commission have the authority to determine, and in certain recent radio transactions not involving the Company have determined, that a particular transaction presents antitrust concerns.

     Local Marketing Agreements. As in television, a number of radio stations have entered into LMAs. The FCC's multiple ownership rules specifically permit radio station LMAs to be entered into and implemented, so long as the licensee of the station which is being programmed under the LMA maintains complete responsibility for and control over programming and operations of its broadcast station and assures compliance with applicable FCC rules and policies. For the purposes of the multiple ownership rules, in general, a radio station being programmed pursuant to an LMA by an entity is not considered an attributable ownership interest of that entity unless that entity already owns a radio station in the same market. However, a licensee that owns a radio station in a market, and brokers more than 15% of the time on another station serving the same market, is considered to have an attributable ownership interest in the brokered station for purposes of the FCC's multiple ownership rules. As a result, in a market in which the Company owns a radio station, the Company would not be permitted to enter into an LMA with another local radio station which it could not own under the local ownership rules, unless the Company's programming constituted 15% or less of the other local station's programming time on a weekly basis. The FCC's rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM- FM) through a time brokerage or LMA arrangement where the brokered and brokering stations serve substantially the same area.

     Joint Sales Agreements. Over the past few years, a number of radio (and television) stations have entered into cooperative arrangements commonly known as joint sales agreements, or JSAs. While these agreements may take varying forms, under the typical JSA, a station licensee obtains, for a fee, the right to sell substantially all of the commercial advertising on a separately-owned and licensed station in the same market. The typical JSA also customarily involves the provision by the selling licensee of certain sales, accounting, and "back office" services to the station whose advertising is being sold. The typical JSA is distinct from an LMA in that a JSA (unlike an LMA) normally does not involve programming.

     The FCC has determined that issues of joint advertising sales should be left to enforcement by antitrust authorities, and therefore does not generally regulate joint sales practices between stations. Currently, stations for which a licensee sells time under a JSA are not deemed by the FCC to be attributable interests of that licensee. However, in connection with its ongoing rulemaking proceeding concerning the attribution rules, the FCC is considering whether JSAs should be considered attributable interests or within the scope of the FCC's cross-interest policy, particularly when JSAs contain provisions for the supply of programming services and/or other elements typically associated with LMAs. If JSAs become attributable interests as a result of changes in the FCC rules, the Company may be required to terminate any JSA it might have with a radio station which the Company could not own under the FCC's multiple ownership rules.

Other Ownership Matters

     There remain in place after the 1996 Act a number of additional cross-ownership rules and prohibitions pertaining to licensees of television and radio stations. FCC rules, the Communications Act, or both generally prohibit an individual or entity from having an attributable interest in both a television station and a radio station, a daily newspaper, or a cable television system that is located in or serves the same market area.

     Antitrust Regulation. The Department of Justice and the Federal Trade Commission have recently increased their scrutiny of the television and radio industry, and have indicated their intention to review matters related to the concentration of ownership within markets (including LMAs and JSAs) even when the ownership or LMA or JSA in question is permitted under the laws administered by the FCC or by FCC rules and regulations.

     Radio/Television Cross-Ownership Rule. The FCC's radio/television cross-ownership rule (the "one to a market" rule) generally prohibits a single individual or entity from having an attributable interest in a television station and a radio station serving the same market. However, in each of the 25 largest local markets in the United States, provided that there are at least 30 separately owned stations in the particular market, the FCC has traditionally employed a policy that presumptively allows waivers of the one to a market rule to permit the common ownership of one AM, one FM and one TV station in the market. The 1996 Act directs the FCC to extend this policy to each of the top 50 markets. Moreover, the FCC has pending a rulemaking proceeding in which it has solicited comment on whether the one to a market rule should be eliminated altogether.

     However, the FCC does not apply its presumptive waiver policy in cases involving the common ownership of one television station, and two or more radio stations in the same service (AM or FM), in the same market. Pending its ongoing rulemaking proceeding to reexamine the one to a market rule, the FCC has stated that it will consider waivers of the rule in such instances on a case-by-case basis, considering (i) the public service benefits that will arise from the joint operation of the facilities such as economies of scale, cost savings and programming and service benefits; (ii) the types of facilities involved; (iii) the number of media outlets owned by the applicant in the relevant market; (iv) the financial difficulties of the stations involved; and (v) the nature of the relevant market in light of the level of competition and diversity after joint operation is implemented. The FCC has stated that it expects that any such waivers that are granted will be conditioned on the outcome of the rulemaking proceeding.

     In its ongoing rulemaking proceeding to reexamine the one to a market rule, the FCC has proposed the following options for modifying the rule in the event it is not eliminated: (i) extending the presumptive waiver policy to any television market in which a specified number of independently owned voices would remain after common ownership of a television station and one or more radio stations is effectuated; (ii) extending the presumptive waiver policy to entities that seek to own more than one FM and/or one AM radio station; (iii) reducing the minimum number of independently owned voices that must remain after a transaction is effectuated; and (iv) modifying the five-factor case-by-case test for waivers.

     Local Television/Cable Cross-Ownership Rule. While the 1996 Act eliminates a previous statutory prohibition against the common ownership of a television broadcast station and a cable system that serve the same local market, the 1996 Act leaves the current FCC rule in place. The legislative history of the Act indicates that the repeal of the statutory ban should not prejudge the outcome of any FCC review of the rule.

     Broadcast Network/Cable Cross-Ownership Rule. The 1996 Act directs the FCC to eliminate its rules which formerly prohibited the common ownership of a broadcast network and a cable system, subject to the provision that the FCC revise its rules as necessary to ensure carriage, channel positioning, and non-discriminatory treatment of non-affiliated broadcast stations by cable systems affiliated with a broadcast network. In March 1996, the FCC issued an order implementing this legislative change.

     Broadcast/Daily Newspaper Cross-Ownership Rule. The FCC's rules prohibit the common ownership of a radio or television broadcast station and a daily newspaper in the same market. The 1996 Act does not eliminate or modify this prohibition. In October 1996, however, the FCC initiated a rulemaking proceeding to determine whether it should liberalize its waiver policy with respect to cross-ownership of a daily newspaper and one or more radio stations in the same market.

     Dual Network Rule. The 1996 Act directs the FCC to repeal its rule which formerly prohibited an entity from operating more than one television network. In March 1996, the FCC issued an order implementing this legislative change. Under the modified rule, a network entity is permitted to operate more than one television network, provided, however, that ABC, CBS, NBC, and/or Fox are prohibited from merging with each other or with another network television entity such as UPN or Warner Brothers.

     Expansion of the Company's broadcast operations on both a local and national level will continue to be subject to the FCC's ownership rules and any changes the FCC or Congress may adopt. Concomitantly, any further relaxation of the FCC's ownership rules may increase the level of competition in one or more of the markets in which the Company's stations are located, more specifically to the extent that any of the Company's competitors may have greater resources and thereby be in a superior position to take advantage of such changes.

Must-Carry/Retransmission Consent

     Pursuant to the Cable Act of 1992, television broadcasters are required to make triennial elections to exercise either certain "must-carry" or "retransmission consent" rights in connection with their carriage by cable systems in each broadcaster's local market. By electing the must-carry rights, a broadcaster demands carriage on a specified channel on cable systems within its Area of Dominant Influence, in general as defined by the Arbitron 1991-92 Television Market Guide. These must-carry rights are not absolute, and their exercise is dependent on variables such as (i) the number of activated channels on a cable system; (ii) the location and size of a cable system; and (iii) the amount of programming on a broadcast station that duplicates the programming of another broadcast station carried by the cable system. Therefore, under certain circumstances, a cable system may decline to carry a given station. Alternatively, if a broadcaster chooses to exercise retransmission consent rights, it can prohibit cable systems from carrying its signal or grant the appropriate cable system the authority to retransmit the broadcast signal for a fee or other consideration. In October 1996, the Company elected must-carry or retransmission consent with respect to each of its markets based on its evaluation of the respective markets and the position of the Company's station within the market. The Company's stations continue to be carried on all pertinent cable systems, and the Company does not believe that its elections have resulted in the shifting of its stations to less desirable cable channel locations. Certain of the Company's stations affiliated with Fox are required to elect retransmission consent because Fox's retransmission consent negotiations on behalf of the Company resulted in agreements which extend into 1998. Therefore, the Company will need to negotiate retransmission consent agreements for these Fox-affiliated stations to attain carriage on those relevant cable systems for the balance of this triennial period (i.e., through December 31, 1999). For subsequent elections beginning with the election to be made by October 1, 1999, the must-carry market will be the station's DMA, in general as defined by the Nielsen DMA Market and Demographic Rank Report of the prior year.

     The must-carry rules have been subject to judicial scrutiny. In April 1993, the United States District Court for the District of Columbia summarily upheld the constitutionality of the legislative must-carry provisions under a First Amendment challenge. However, in June 1994, the Supreme Court remanded the case to the lower court with instructions to test the constitutionality of the must-carry rules under an "intermediate scrutiny" standard. In a decision issued in December 1995, a closely divided three-judge District Court panel ruled that the record showed that there was substantial evidence before Congress from which it could draw the reasonable inferences that (1) the must-carry rules were necessary to protect the local broadcast industry; and (2) the burdens on cable systems with rapidly increasing channel capacity would be quite small. Accordingly, the District Court panel ruled that Congress had not violated the First Amendment in enacting the "must-carry" provisions. In March 1997, the Supreme Court, by a 5-4 majority, affirmed the District Court's decision and thereby let stand the must-carry rules.

Syndicated Exclusivity/Territorial Exclusivity

     The FCC has imposed syndicated exclusivity rules and expanded existing network nonduplication rules. The syndicated exclusivity rules allow local broadcast television stations to demand that cable operators black out syndicated non-network programming carried on "distant signals" (i.e., signals of broadcast stations, including so-called "superstations," which serve areas substantially removed from the cable system's local community). The network non-duplication rules allow local broadcast network television affiliates to require that cable operators black out duplicating network programming carried on distant signals. However, in a number of markets in which the Company owns or programs stations affiliated with a network, a station that is affiliated with the same network in a nearby market is carried on cable systems in the Company's market. This is not in violation of the FCC's network nonduplication rules. However, the carriage of two network stations on the same cable system could result in a decline of viewership adversely affecting the revenues of the Company owned or programmed station.

Restrictions on Broadcast Advertising

     Advertising of cigarettes and certain other tobacco products on broadcast stations has been banned for many years. Various states restrict the advertising of alcoholic beverages. Congressional committees have recently examined legislation proposals which may eliminate or severely restrict the advertising of beer and wine. Although no prediction can be made as to whether any or all of the present proposals will be enacted into law, the elimination of all beer and wine advertising would have an adverse effect upon the revenues of the Company's stations, as well as the revenues of other stations which carry beer and wine advertising.

     The FCC has imposed commercial time limitations in children's television programming pursuant to legislation. In television programs designed for viewing by children of 12 years of age and under, commercial matter is limited to 12 minutes per hour on weekdays and 10.5 minutes per hour on weekends. In granting renewal of the license for WBFF-TV, the FCC imposed a fine of $10,000 on the Company alleging that the station had exceeded these limitations. The Company has appealed this fine.

     The Communications Act and FCC rules also place restrictions on the broadcasting of advertisements by legally qualified candidates for elective office. Among other things, (i) stations must provide "reasonable access" for the purchase of time by legally qualified candidates for federal office; (ii) stations must provide "equal opportunities" for the purchase of equivalent amounts of comparable broadcast time by opposing candidates for the same elective office; and (iii) during the 45 days preceding a primary or primary run-off election and during the 60 days preceding a general or special election, legally qualified candidates for elective office may be charged no more than the station's "lowest unit charge" for the same class of advertisement, length of advertisement, and daypart.

Programming and Operation

     General. The Communications Act requires broadcasters to serve the "public interest." The FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. FCC licensees continue to be required, however, to present programming that is responsive to their communities' issues, and to maintain certain records demonstrating such responsiveness. Complaints from viewers concerning a station's programming may be considered by the FCC when it evaluates renewal applications of a licensee, although such complaints may be filed at any time and generally may be considered by the FCC at any time. Stations also must pay regulatory and application fees, and follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertisement of contests and lotteries, obscene and indecent broadcasts, and technical operations, including limits on radiofrequency radiation. In addition, licensees must develop and implement affirmative action programs designed to promote equal employment opportunities, and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a renewal application. Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, or the grant of a "short" (i.e., less than the full) license renewal term or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

     Children's Television Programming. Pursuant to legislation enacted in 1991, all television stations have been required to broadcast some television programming designed to meet the educational and informational needs of children 16 years of age and under. In August 1996, the FCC adopted new rules setting forth more stringent children's programming requirements. Specifically, as of September 1, 1997, television stations will be required to broadcast a minimum of three hours per week of "core" children's educational programming, which the FCC defines as programming that (i) has serving the educational and informational needs of children 16 years of age and under as a significant purpose; (ii) is regularly scheduled, weekly and at least 30 minutes in duration; and (iii) is aired between the hours of 7:00 a.m. and 10:00 p.m. Furthermore, as of January 2, 1997, "core" children's educational programs, in order to qualify as such, are required to be identified as educational and informational programs over the air at the time they are broadcast, and are required to be identified in the children's programming reports required to be placed in stations' public inspection files. Additionally, as of January 2, 1997, television stations are required to identify and provide information concerning "core" children's programming to publishers of program guides and listings.

     Television Violence. The 1996 Act contains a number of provisions relating to television violence. First, pursuant to the 1996 Act, the television industry has developed a ratings system, and the FCC has recently solicited public comment on that system. Furthermore, the 1996 Act provides that all television sets larger than 13 inches that are manufactured one year after enactment of the 1996 Act must include the so-called "V-chip," a computer chip that allows blocking of rated programming. In addition, the 1996 Act requires that all television license renewal applications filed after May 1, 1995 contain summaries of written comments and suggestions received by the station from the public regarding violent programming.

     Closed Captioning. The 1996 Act directs the FCC to adopt rules requiring closed captioning of all broadcast television programming, except where captioning would be "economically burdensome." The FCC has recently instituted a rulemaking proceeding to implement such rules.

Digital Television

     The FCC has taken a number of steps to implement digital television ("DTV") broadcasting service in the United States. In December 1996, the FCC adopted a DTV broadcast standard and, in April 1997, adopted decisions in several pending rulemaking proceedings that establish service rules and a plan for implementing DTV. The FCC adopted a DTV Table of Allotments that provides all authorized television stations with a second channel on which to broadcast a DTV signal. The FCC has attempted to provide DTV coverage areas that are comparable to stations' existing service areas. The FCC has ruled that television broadcast licensees may use their digital channels for a wide variety of services such as high-definition television, multiple standard definition television programming, audio, data, and other types of communications, subject to the requirement that each broadcaster provide at least one free video channel equal in quality to the current technical standard.

     Initially, DTV channels will be located in the range of channels from channel 2 through channel 51. The FCC is requiring that affiliates of ABC, CBS, Fox and NBC in the top 10 television markets begin digital broadcasting by May 1, 1999 (the stations affiliated with these networks in the top 10 markets have voluntarily committed to begin digital broadcasting within 18 months), and that affiliates of these networks in markets 11 through 30 begin digital broadcasting by November 1999. The FCC's plan calls for the DTV transition period to end in the year 2006, at which time the FCC expects that (i) DTV channels will be clustered either in the range of channels 2 through 46 or channels 7 through 51; and (ii) television broadcasters will have ceased broadcasting on their non-digital channels, allowing that spectrum to be recovered by the government for other uses. The FCC has stated that it will open a separate proceeding to consider the recovery of television channels 60 through 69 and how those frequencies will be used after they are eventually recovered from television broadcasters. Additionally, the FCC will open a separate proceeding to consider to what extent the cable must-carry requirements will apply to DTV signals.

     Implementation of digital television will improve the technical quality of television signals received by viewers. Under certain circumstances, however, conversion to digital operation may reduce a station's geographic coverage area or result in some increased interference. The FCC's DTV allotment plan may also result in UHF stations having considerably less signal power within their service areas than present VHF stations that move to DTV channels. The Company has filed with the FCC, a petition for reconsideration of the FCC's DTV allotment plan, because of its concerns with respect to the relative DTV signal powers of VHF/UHF and UHF/UHF stations. Implementation of digital television will also impose substantial additional costs on television stations because of the need to replace equipment and because some stations will need to operate at higher utility costs. The FCC is also considering imposing new public interest requirements on television licensees in exchange for their receipt of DTV channels. The Company cannot predict what future actions the FCC might take with respect to DTV, nor can it predict the effect of the FCC's present DTV implementation plan or such future actions on the Company's business.

Proposed Changes

     The Congress and the FCC have under consideration, and in the future may consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's broadcast stations, result in the loss of audience share and advertising revenues for the Company's broadcast stations, and affect the ability of the Company to acquire additional broadcast stations or finance such acquisitions. In addition to the changes and proposed changes noted above, such matters may include, for example, the license renewal process, spectrum use fees, political advertising rates, potential restrictions on the advertising of certain products (beer, wine and hard liquor, for example), and the rules and policies to be applied in enforcing the FCC's equal employment opportunity regulations. Other matters that could affect the Company's broadcast properties include technological innovations and developments generally affecting competition in the mass communications industry, such as direct radio and television broadcast satellite service, the continued establishment of wireless cable systems and low power television stations, digital television and radio technologies, and the advent of telephone company participation in the provision of video programming service.

Other Considerations

     The foregoing summary does not purport to be a complete discussion of all provisions of the Communications Act or other congressional acts or of the regulations and policies of the FCC. For further information, reference should be made to the Communications Act, other congressional acts, and regulations and public notices promulgated from time to time by the FCC. There are additional regulations and policies of the FCC and other federal agencies that govern political broadcasts, public affairs programming, equal employment opportunity, and other matters affecting the Company's business and operations.

ENVIRONMENTAL REGULATION

     Prior to the Company's ownership or operation of its facilities, substances or waste that are or might be considered hazardous under applicable environmental laws may have been generated, used, stored or disposed of at certain of those facilities. In addition, environmental conditions relating to the soil and groundwater at or under the Company's facilities may be affected by the proximity of nearby properties that have generated, used, stored or disposed of hazardous substances. As a result, it is possible that the Company could become subject to environmental liabilities in the future in connection with these facilities under applicable environmental laws and regulations. Although the Company believes that it is in substantial compliance with such environmental requirements, and have not in the past been required to incur significant costs in connection therewith, there can be no assurance that the Company's costs to comply with such requirements will not increase in the future. The Company presently believes that none of its properties have any condition that is likely to have a material adverse effect on the Company's financial condition or results of operations.

COMPETITION

     The Company's television and radio stations compete for audience share and advertising revenue with other television and radio stations in their respective DMAs, as well as with other advertising media, such as newspapers, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable and wireless cable systems. Some competitors are part of larger organizations with substantially greater financial, technical and other resources than the Company.

     Television Competition. Competition in the television broadcasting industry occurs primarily in individual DMAs. Generally, a television broadcasting station in one DMA does not compete with stations in other DMAs. The Company's television stations are located in highly competitive DMAs. In addition, certain of the Company's DMAs are overlapped by both over-the-air and cable carriage of stations in adjacent DMAs, which tends to spread viewership and advertising expenditures over a larger number of television stations.

     Broadcast television stations compete for advertising revenues primarily with other broadcast television stations, radio stations and cable system operators serving the same market. Major Network programming generally achieves higher household audience levels than Fox, UPN and WB programming and syndicated programming aired by independent stations. This can be attributed to a combination of factors, including the Major Networks' efforts to reach a broader audience, generally better signal carriage available when broadcasting over VHF channels 2 through 13 versus broadcasting over UHF channels 14 through 69 and the higher number of hours of Major Network programming being broadcast weekly. However, greater amounts of advertising time are available for sale during Fox, UPN and WB programming and non-network syndicated programming, and as a result the Company believes that the Company's programming typically achieves a share of television market advertising revenues greater than its share of the market's audience.

     Television stations compete for audience share primarily on the basis of program popularity, which has a direct effect on advertising rates. A large amount of the Company's prime time programming is supplied by Fox and to a lesser extent UPN, WB, ABC and CBS. In those periods, the Company's affiliated stations are totally dependent upon the performance of the networks' programs in attracting viewers. Non-network time periods are programmed by the station primarily with syndicated programs purchased for cash, cash and barter, or barter-only, and also through self-produced news, public affairs and other entertainment programming.

     Television advertising rates are based upon factors which include the size of the DMA in which the station operates, a program's popularity among the viewers that an advertiser wishes to attract, the number of advertisers competing for the available time, the demographic makeup of the DMA served by the station, the availability of alternative advertising media in the DMA (including radio and cable), the aggressiveness and knowledge of sales forces in the DMA and development of projects, features and programs that tie advertiser messages to programming. The Company believes that its sales and programming strategies allow it to compete effectively for advertising within its DMAs.

     Other factors that are material to a television station's competitive position include signal coverage, local program acceptance, network affiliation, audience characteristics and assigned broadcast frequency. Historically, the Company's UHF broadcast stations have suffered a competitive disadvantage in comparison to stations with VHF broadcast frequencies. This historic disadvantage has gradually declined through (i) carriage on cable systems, (ii) improvement in television receivers, (iii) improvement in television transmitters, (iv) wider use of all channel antennae, (v) increased availability of programming, and (vi) the development of new networks such as Fox, UPN and WB.

     The broadcasting industry is continuously faced with technical changes and innovations, the popularity of competing entertainment and communications media, changes in labor conditions, and governmental restrictions or actions of federal regulatory bodies, including the FCC, any of which could possibly have a material effect on a television station's operations and profits. There are sources of video service other than conventional television stations, the most common being cable television, which can increase competition for a broadcast television station by bringing into its market distant broadcasting signals not otherwise available to the station's audience, serving as a distribution system for national satellite-delivered programming and other non-broadcast programming originated on a cable system and selling advertising time to local advertisers. Other principal sources of competition include home video exhibition, direct-to-home broadcast satellite television ("DBS") entertainment services and multichannel multipoint distribution services ("MMDS"). Moreover, technology advances and regulatory changes affecting programming delivery through fiber optic telephone lines and video compression could lower entry barriers for new video channels and encourage the development of increasingly specialized "niche" programming. The 1996 Act permits telephone companies to provide video distribution services via radio communication, on a common carrier basis, as "cable systems" or as "open video systems," each pursuant to different regulatory schemes. The Company is unable to predict the effect that technological and regulatory changes will have on the broadcast television industry and on the future profitability and value of a particular broadcast television station.

     The FCC authorizes DBS services throughout the United States. Currently, two FCC permitees, DirecTV and United States Satellite Broadcasting, provide subscription DBS services via high-power communications satellites and small dish receivers, and other companies provide direct-to-home video service using lower powered satellites and larger receivers. Additional companies are expected to commence direct-to-home operations in the near future. DBS and MMDS, as well as other new technologies, will further increase competition in the delivery of video programming.

     The Company cannot predict what other matters might be considered in the future, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

     The Company is exploring ways in which it might take advantage of new technology, including the delivery of additional content and services via the broadcast spectrum. There can be no assurance that any such efforts will result in the development of technology or services that are commercially successful.

     The Company also competes for programming, which involves negotiating with national program distributors or syndicators that sell first-run and rerun packages of programming. The Company's stations compete for exclusive access to those programs against in-market broadcast station competitors for syndicated products. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired programs that would have otherwise been offered to local television stations. Public broadcasting stations generally compete with commercial broadcasters for viewers but not for advertising dollars.

     Historically, the cost of programming has increased because of an increase in the number of new Independent stations and a shortage of quality programming. However, the Company believes that over the past five years program prices have stabilized and, in some instances, have declined as a result of recent increases in the supply of programming and the failure of some Independent stations.

     The Company believes it competes favorably against other television stations because of its management skill and experience, the ability of the Company historically to generate revenue share greater than its audience share, the network affiliations and its local program acceptance. In addition, the Company believes that it benefits from the operation of multiple broadcast properties, affording it certain nonquantifiable economies of scale and competitive advantages in the purchase of programming.

     Radio Competition. Radio broadcasting is a highly competitive business, and each of the radio stations operated by the Company competes for audience share and advertising revenue directly with other radio stations in its geographic market, as well as with other media, including television, cable television, newspapers, magazines, direct mail and billboard advertising. The audience ratings and advertising revenue of each of such stations are subject to change, and any adverse change in a particular market could have a material adverse effect on the revenue of such radio stations located in that market. There can be no assurance that any one of the Company's radio stations will be able to maintain or increase its current audience ratings and radio advertising revenue market share.

     The Company will attempt to improve each radio station's competitive position with promotional campaigns designed to enhance and reinforce its identities with the listening public. Extensive market research is conducted in order to identify specific demographic groups and design a programming format for those groups. The Company seeks to build a strong listener base composed of specific demographic groups in each market, and thereby attract advertisers seeking to reach these listeners. Aside from building its stations' identities and targeting its programming at specific demographic groups, management believes that the Company also obtains a competitive advantage by operating duopolies or multiple stations in the nation's larger mid-size markets.

     The radio broadcasting industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems and by digital audio broadcasting ("DAB"). DAB may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats to local and national audiences. Historically, the radio broadcasting industry has grown in terms of total revenues despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes and compact disks. There can be no assurance, however, that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcast industry.

EMPLOYEES

     As of May 31, 1997, the Company had approximately 2,740 employees. With the exception of certain of the employees of KOVR-TV, KDNL-TV, WBEN-AM and WWL-AM, none of the employees are represented by labor unions under any collective bargaining agreement. No significant labor problems have been experienced by the Company, and the Company considers its overall labor relations to be good.

LEGAL PROCEEDINGS

     The Company currently and from time to time is involved in litigation incidental to the conduct of its business. The Company is not party to any lawsuit or proceeding that, in the opinion of the Company, will have a material adverse effect on the Company.

                           GLOSSARY OF DEFINED TERMS

     "ABC" means Capital Cities/ABC, Inc.

     "Adjusted EBITDA" means broadcast cash flow less corporate overhead expense and is a commonly used measure of performance for broadcast companies. Adjusted EBITDA does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

     "Adjusted EBITDA margin" means the Adjusted EBITDA divided by net broadcast revenues.

     "Amended   Certificate"   means   the  Amended  and  Restated  Articles  of
Incorporation of the Company.

     "Arbitron" means Arbitron, Inc.

     "Broadcast cash flow margin" means broadcast cash flow divided by net broadcast revenues.

     "Broadcast  Cash Flow"  means  operating  income  plus  corporate  overhead
expenses,  special  bonuses  paid  to  executive  officers,   non-cash  deferred
compensation, depreciation and amortization, including both tangible and intangible assets and program rights, less cash payment for program rights. Cash program payments represent cash payments made for current program payables and sports rights and do not necessarily correspond to program usage. Special bonuses paid to executive officers are considered unusual and non-recurring. The Company has presented broadcast cash flow data, which the Company believes are comparable to the data provided by other companies in the industry, because such data are commonly used as a measure of performance for broadcast companies. However, broadcast cash flow (i) does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flow, (ii) is not a measure of financial performance under generally accepted accounting principles and (iii) should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

     "CBS" means CBS, Inc.

     "Cincinnati/Kansas City Acquisitions" means the Company's acquisition of the assets and liabilities of WSTR-TV (Cincinnati, OH) and KSMO-TV (Kansas City, MO).

     "Class A Common Stock" means the Company's Class A Common Stock, par value $.01 per share.

     "Class B Common Stock" means the Company's Class B Common Stock, par value $.01 per share.

     "Columbus   Option"  means  the  Company's  option  to  purchase  both  the
Non-License  Assets and the License Assets relating to WSYX-TV (ABC),  Columbus,
OH.

     "Commission" means the Securities and Exchange Commission.

     "Common Securities" means the common securities of Sinclair Capital, a subsidiary trust of the Company.

     "Common  Stock"  means  the  Class  A  Common  Stock and the Class B Common
Stock.

     "Communications Act" means the Communications Act of 1934, as amended.

     "Company" means Sinclair Broadcast Group, Inc. and its wholly owned subsidiaries.

     "Controlling Stockholders" means David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith.

     "DAB" means digital audio broadcasting.

     "DBS" means direct-to-home broadcast satellite television.

     "Designated Market Area" or "DMA" means one of the 211 generally-recognized television market areas.

     "DOJ" means the United States Justice Department.

     "DTV" means digital television.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "FCC" means the Federal Communications Commision.

     "FCN" means the Fox Children's Network.

     "Flint Acquisition" means the Company's acquisition of the assets of WSMH-TV (Flint, Michigan).

     "Fox" means Fox Broadcasting Company.

     "Glencairn" means Glencairn, Ltd. and its subsidiaries.

     "Greenville Stations" means radio stations WFBC-FM, WORD-AM, WFBC-AM, WSPA-AM, WSPA-FM, WOLI-FM, and WOLT-FM located in the Greenville/Spartanburg, South Carolina area.

     "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act, as amended.

     "Incremental Facility" means the loan by the Banks of up to an additional $200.0 million to the Company pursuant to the Bank Credit Agreement at any time prior to September 29, 1997.

     "Independent" means a station that is not affiliated with any of ABC, CBS, NBC, FOX, UPN or Warner Brothers.

     "JSAs" means joint sales agreements pursuant to which an entity has the right, for a fee paid to the owner and operator of a station, to sell substantially all of the commercial advertising on the station.

     "KSC" means Keymarket of South Carolina, Inc.

     "License Assets" means the television and radio station assets essential for broadcasting a television or radio signal in compliance with regulatory guidelines, generally consisting of the FCC license, transmitter, transmission lines, technical equipment, call letters and trademarks, and certain furniture, fixtures and equipment.

     "License Assets Option" means the Company's option to purchase the License Assets of KDNL-TV (ABC), St. Louis, MO; KOVR-TV (CBS), Sacramento, CA; WTTV-TV
(UPN) and WTTK-TV (UPN), Indianapolis, IN; WLOS-TV (ABC), Asheville, NC; KABB-TV
(Fox), San Antonio, TX; and KDSM-TV (Fox), Des Moines, IA.

     "LMAs" means program services agreements, time brokerage agreements or local marketing agreements pursuant to which an entity provides programming services to television or radio stations that are not owned by the entity.

     "Major Networks" means each of ABC, CBS or NBC, singly or collectively.

     "MSA" means the Metro Survey Area as defined by Arbitron.

     "MMDS" means multichannel multipoint distribution services.

     "NBC" means the National Broadcasting Company.

     "Nielsen" means the A.C. Nielsen Company Station Index dated May 1996.

     "1996 Act" means the Telecommunications Act of 1996.

     "Non-License Assets" means the assets relating to operation of a television or radio station other than License Assets.

     "Parent Preferred" means the $206,200,000 liquidation amount of the Company's 12 5/8% Series C Preferred Stock, par value $.01 per share purchased by KDSM, Inc.

     "Peoria/Bloomington Acquisition" means the acquisition by the Company of the assets of WYZZ-TV on July 1, 1996.

     "Permitted Transferee" means (i) any Controlling Stockholder, (ii) the estate of a Controlling Stockholder, (iii) the spouse or former spouse of a
Controlling   Stockholder,   (iv)  any  lineal   descendant   of  a  Controlling
Stockholder,   any  spouse  of  any  such  lineal   descendant,   a  Controlling
Stockholder's grandparent, parent, brother or sister, or a Controlling Stockholder's spouse's brother or sister, (v) any guardian or custodian (including a custodian for purposes of the Uniform Gift to Minors Act or Uniform Transfers to Minors Act) for, or any conservator or other legal representative of, one or more Permitted Transferees, (vi) any trust or savings or retirement account, including an individual retirement account for purposes of federal income tax laws, whether or not involving a trust, principally for the benefit of one or more Permitted Transferees, including any trust in respect of which a Permitted Transferee has any general or special testamentary power of appointment or general or special non-testamentary power of appointment which is limited to any other Permitted Transferee, (vii) the Company, (viii) any employee benefit plan or trust thereunder sponsored by the Company or any of its subsidiaries, (ix) any trust principally for the benefit of one or more of the persons referred to in (i) through (iii) above, (x) any corporation, partnership or other entity if all of the beneficial ownership is held by one or more of the persons referred to in (i) through (iv) above, and (xi) any broker or dealer in securities, clearing house, bank, trust company, savings and loan association or other financial institution which holds Class B Common Stock for the benefit of a Controlling Stockholder or Permitted Transferee thereof.

     "Preferred Securities Offering" means the private placement of $200 million aggregate liquidation value of 11 5/8% High Yield Trust Offered Preferred Securities (the "Preferred Securities") of Sinclair Capital, a subsidiary trust of the Company, completed in March 1997.

     "Revolving Credit Facility" means the reducing revolving credit facility under the Bank Credit Agreement in the principal amount of $250.0 million.

     "River City" means River City Broadcasting, L.P.

     "River City Acquisition" means the Company's acquisition from River City and the owner of KRRT of certain Non-License Assets, options to acquire certain License and Non-License Assets and rights to provide programming or sales and marketing for certain stations, which was completed May 31, 1996.

     "SCI" means Sinclair Communications, Inc., a wholly owned subsidiary of the Company that will hold all of the broadcast operations of the Company.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Series A Preferred Stock" means the Company's Series A Exchangeable Preferred Stock, par value $.01, each share of which has been exchanged for a share of the Company's Series B Convertible Preferred Stock.

     "Series B Convertible Preferred Stock" means the Company's Series B Convertible Preferred Stock, par value $.01.

     "Series C Preferred Stock" means the Company's Series C Preferred Stock, par value $.01.

     "Sinclair" means Sinclair Broadcast Group, Inc. and its wholly owned subsidiaries.

     "Sinclair Capital" means Sinclair Capital, a Delaware Business Trust, 100% of the common securities of which are held by KDSM, Inc., an indirect wholly owned subsidiary of the Company.

     "Superior Acquisition" means the Company's acquisition of the stock of Superior Communications, Inc. ("Superior").

     "TBAs" means time brokerage agreements; see definition of "LMAs."

     "UHF" means ultra-high frequency.

     "UPN" means United Paramount Television Network Partnership.

     "VHF" means very-high frequency.

     "WB" or "Warner Brothers" means Warner Brothers, Inc.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND
        EXHIBITS

     The Company is filing certain financial information about itself relating to a $200 million private offering (the "Offering" or the "Debt Offering") of 9% Senior Subordinated Notes due 2007 (the "Notes").

                        USE OF PROCEEDS OF THE OFFERING

     Net proceeds of the Offering of approximately $195.3 million will be used to reduce outstanding borrowings under the Bank Credit Agreement with the remainder retained for general corporate purposes. The Company plans to repay all amounts outstanding under its revolving credit facility under the Bank Credit Agreement (which amounts may be reborrowed) which as of May 31, 1997 had an outstanding principal balance of $160 million. Such amounts were borrowed to fund acquisitions and for general corporate purposes. The remaining proceeds of the Offering, estimated at $35.3 million, will be retained by the Company and used for general corporate purposes including acquisitions, or the repurchase of shares of Class A Common Stock. The interest rate on the revolving credit facility that will be repaid is variable and averaged 6.7% per year for the month ended May 31, 1997.

            PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF SINCLAIR

     The following Pro Forma Consolidated Financial Data include the unaudited pro forma consolidated balance sheet as of March 31, 1997 (the "Pro Forma Consolidated Balance Sheet") and the unaudited pro forma consolidated statements of operations for the year ended December 31, 1996 and the three months ended March 31, 1997 (the "Pro Forma Consolidated Statements of Operations"). The unaudited Pro Forma Consolidated Balance Sheet is adjusted to give effect to the Offering as if it occurred on March 31, 1997 and assuming application of the proceeds of the Offering as set forth in "Use of Proceeds of the Offering" above. The unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1996 is adjusted to give effect to the 1996 Acquisitions, the Preferred Securities Offering (as defined in the "Glossary of Defined Terms" above in Item 5) and the Offering as if each occurred at the beginning of such period and assuming application of the proceeds of the Preferred Securities Offering and the Offering as set forth in "Use of Proceeds of the Offering." The unaudited Pro Forma Consolidated Statement of Operations for the three months ended March 31, 1997 is adjusted to give effect to the Old Securities Offering and the Offering as if each occurred at the beginning of such period and assuming application of the proceeds of the Old Securities Offering and the Offering as set forth in "Use of Proceeds of the Offering." The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The Pro Forma Consolidated Financial Data should be read in conjunction with the Company's Consolidated Financial Statements as of and for the year ended December 31, 1996 and related notes thereto, the Company's unaudited consolidated financial statements for the three months ended March 31, 1997 and related notes thereto, the historical financial data of Flint T.V., Inc., the historical financial data of Superior, the historical financial data of KSMO and WSTR, and the historical financial data of River City, all of which have been filed with the Commission as part of (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (as amended), together with the report of Arthur Andersen LLP, independent certified public accountants; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; or (iii) the Company's Current Reports on Form 8-K and Form 8-K/A filed May 10, 1996, May 13, 1996, May 17, 1996, May 29, 1996
August 30, 1996 and September 5, 1996. The unaudited Pro Forma Consolidated Financial Data do not purport to represent what the Company's results of operations or financial position would have been had any of the above events occurred on the dates specified or to project the Company's results of operations or financial position for or at any future period or date. The Pro Forma Consolidated Financial Data does not give effect to the acquisition of KUPN-TV which was consumated on May 30, 1997. The Pro Forma Consolidated Financial Data reflects the repayment of $103 million which represents all amounts outstanding under the revolving credit facility as of March 31, 1997. As of May 31, 1997, $160 million was outstanding. Such additional amounts were incurred in part to finance the acqusition of KUPN-TV and in part as a result of the restructuring of the Bank Credit Facility.

                        SINCLAIR BROADCAST GROUP, INC.
           PRO FORMA CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 1997

                                                                                                                  POST DEBT
                                                                           CONSOLIDATED      DEBT OFFERING         OFFERING
                                                                           HISTORICAL        ADJUSTMENTS(a)       ADJUSTMENTS
                                                                           --------------   -------------------   -------------
                                                                                          (DOLLARS IN THOUSANDS)
                                                                                               (UNAUDITED)

                               ASSETS
CURRENT ASSETS:
 Cash, including cash equivalents   ....................................     $    36,705         $   92,125(b)      $   128,830
 Accounts receivable, net of allowance for doubtful accounts   .........          89,079                                 89,079
 Current portion of program contract costs   ...........................          37,741                                 37,741
 Prepaid expenses and other current assets   ...........................           3,757                                  3,757
 Deferred barter costs  ................................................           4,490                                  4,490
 Deferred tax asset  ...................................................           1,445                                  1,445
                                                                              -----------        -----------         ----------
   Total current assets ................................................         173,217             92,125             265,342
PROGRAM CONTRACT COSTS, less current portion ...........................          35,511                                 35,511
LOANS TO OFFICERS AND AFFILIATES .......................................          11,411                                 11,411
PROPERTY AND EQUIPMENT, net   ..........................................         152,554                                152,554
NON-COMPETE AND CONSULTING AGREEMENTS, net   ...........................           5,493                                  5,493
DEFERRED TAX ASSET   ...................................................           7,771                                  7,771
OTHER ASSETS   .........................................................          79,100              4,750(c)           83,850
ACQUIRED INTANGIBLE BROADCASTING ASSETS, net ...........................       1,244,874                              1,244,874
                                                                              -----------        -----------        -----------
   Total Assets   ......................................................      $1,709,931            $96,875          $1,806,806
                                                                              ===========        ============        ===========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable ......................................................     $     4,791                            $     4,791
 Income taxes payable   ................................................             733                                    733
 Accrued liabilities ...................................................          36,842                                 36,842
 Current portion of long-term liabilities-
  Notes payable and commercial bank financing   ........................          64,000                                 64,000
  Capital leases payable   .............................................              11                                     11
  Notes and capital leases payable to affiliates   .....................           1,476                                  1,476
  Program contracts payable   ..........................................          51,573                                 51,573
 Deferred barter revenues  .............................................           4,218                                  4,218
                                                                              -----------        -----------        -----------
   Total current liabilities  ..........................................         163,644                                163,644
LONG-TERM LIABILITIES:
  Notes payable and commercial bank financing   ........................       1,039,125         $   96,875(d)        1,136,000
  Capital leases payable   .............................................              33                                     33
  Notes and capital leases payable to affiliates   .....................          12,007                                 12,007
  Program contracts payable   ..........................................          50,986                                 50,986
  Other long-term liabilities ..........................................           2,892                                  2,892
                                                                              -----------        -----------         -----------
   Total liabilities ...................................................       1,268,687             96,875           1,365,562
                                                                              -----------        ------------        -----------
MINORITY INTEREST IN CONSOLIDATED
 SUBSIDIARIES  .........................................................           3,928                                  3,928
                                                                              -----------        -----------         -----------
COMMITMENTS AND CONTINGENCIES
COMPANY OBLIGATED MANDATORILY REDEEMABLE SECUITY
 OF SUBSIDIARY TRUST HOLDING SOLELY KDSM SENIOR
 DEBENTURES ............................................................         200,000                                200,000
                                                                              -----------        -----------        -----------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 10,000,000 shares authorized and
   1,138,138 and 1,115,370 shares issued and outstanding, respectively.               11                                     11
  Class A Common stock, $.01 par value, 100,000,000 shares authorized and 6,911,880 and 6,937,827 shares issued and outstanding, respec-
   tively ..............................................................              70                                     70
  Class B Common stock, $.01 par value, 35,000,000 shares authorized
   and 27,850,581 shares issued and outstanding ........................             279                                    279
  Additional paid-in capital  ..........................................         255,576                                255,576
  Accumulated deficit   ................................................         (26,546)                               (26,546)
  Additional paid-in capital - equity put options  .....................           8,938                                  8,938
  Additional paid-in capital - deferred compensation  ..................          (1,012)                                (1,012)
                                                                              -----------        -----------         -----------
   Total stockholders' equity ..........................................         237,316                                237,316
                                                                              -----------        -----------         -----------
   Total Liabilities and Stockholders' Equity   ........................      $1,709,931            $96,875          $1,806,806
                                                                              ===========        ============        ===========

                          (Continued on following page)

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

(a) To reflect the proceeds of the Offering, net of offering costs and the application of the net proceeds therefrom as set forth in "Use of Proceeds of the Offering."

(b) To record net proceeds of the Offering after giving effect to the repayment of the revolving credit facility under the Bank Credit Agreement as follows:

     Offering proceeds ...........................................   $  200,000
     Underwriting discounts, commissions and estimated expenses ..       (4,750)
     Repayment of revolving credit facility under the Bank Credit
     Agreement ...................................................     (103,125)
                                                                      ----------
     Pro forma adjustment  .......................................   $   92,125
                                                                     ==========

(c) To record underwriting discounts, commissions and estimated expenses of $4.75 million.

(d) To reflect the repayment of the revolving credit facility under the Bank Credit Agreement as set forth in "Use of Proceeds of the Offering," as follows:

     Indebtedness incurred .......................................   $  200,000
     Repayment of revolving credit facility under the Bank Credit
     Agreement ...................................................     (103,125)
                                                                      ----------
     Pro forma adjustment  .......................................   $   96,875
                                                                      ==========

                         SINCLAIR BROADCAST GROUP, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                    SUPERIOR
                                                    CONSOLIDATED      FLINT      COMMUNICATIONS
                                                     HISTORICAL    TV, INC.(a)   GROUP, INC.(b)    KSMO(c)    WSTR(d)
                                                    -------------- ------------- ---------------- ---------- ----------
                                                                                                       (UNAUDITED)
REVENUES:
  Station broadcast revenues, net of agency commis-
    sions .........................................    $ 346,459        $1,012        $ 4,431       $ 7,694    $  7,488
  Revenues realized from station barter arrange-
    ments  ........................................       32,029             -              -         2,321       1,715
                                                         ---------    --------        -------        -------    --------
    Total revenues  ...............................      378,488         1,012          4,431        10,015       9,203
                                                         ---------    --------        -------        -------    --------
OPERATING EXPENSES:
  Program and production  .........................       66,652           101            539         1,550         961
  Selling, general and administrative .............       75,924           345          2,002         2,194       2,173
  Expenses realized from barter arrangements   ....       25,189                                      2,276       1,715
  Amortization of program contract costs and net
    realizable value adjustments ..................       47,797           125            736           601       1,011
  Amortization of deferred compensation  ..........          739
  Depreciation and amortization of property and
    equipment  ....................................       11,711             4            373           374         284
  Amortization of acquired intangible broadcasting
    assets, non-compete and consulting agreements
    and other assets ..............................       58,530             -            529             -          39
  Amortization of excess syndicated programming ...        3,043             -              -             -           -
                                                         ---------    -------         -------        -------    --------
  Total operating expenses ........................      289,585           575          4,179         6,995       6,183
                                                         ---------    -------         -------        -------    --------
 Broadcast operating income (loss)  ...............       88,903           437            252         3,020       3,020
                                                         ---------    -------         -------        -------    --------
OTHER INCOME (EXPENSE):
  Interest and amortization of debt discount expense     (84,314)            -           (457)         (823)     (1,127)
  Interest income   ...............................        3,136             -              -             -          15
  Subsidiary trust minority interest expense   ....            -             -              -             -           -
  Other income (expense)  .........................          342            19              4             7           -
                                                         ---------    -------         -------        -------    --------
  Income (loss) before provision (benefit) for
    income taxes ..................................        8,067           456           (201)        2,204       1,908
PROVISION (BENEFIT) FOR INCOME
  TAXES ...........................................        6,936             -              -             -           -
                                                         ---------    -------         -------        -------    --------
NET INCOME (LOSS) .................................    $   1,131        $  456        $  (201)      $ 2,204    $  1,908
                                                         =========    =======         =======        =======    ========
NET INCOME (LOSS) AVAILABLE TO COMMON
  STOCKHOLDERS  ...................................    $   1,131
                                                         =========
NET INCOME (LOSS) PER COMMON AND
  COMMON EQUIVALENT SHARE .........................    $    0.03
                                                         =========
WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING  ..................       37,381
                                                         =========

                                                            RIVER CITY (e)                     1996                 POST
                                                      ----------------------                ACQUISITIONS            1996
                                                      RIVER CITY      WSYX     WYZZ(f)      ADJUSTMENTS         ACQUISITIONS
                                                      ----------   ---------   -------      -----------         ------------
REVENUES:
  Station broadcast revenues, net of agency commis-
    sions .........................................   $  86,869   $  (10,783)   $1,838                          $445,008
  Revenues realized from station barter arrange-
    ments .........................................           -            -         -                            36,065
                                                       ---------   ---------   -------      -------------       ----------
    Total revenues  ...............................      86,869      (10,783)    1,838                           481,073
                                                       ---------   ----------  -------      -------------       ----------
OPERATING EXPENSES:
  Program and production  .........................      10,001         (736)      214                            79,282
  Selling, general and administrative .............      39,786       (3,950)      702      $  (3,577)(g)        115,599
  Expenses realized from barter arrangements   ....                                                               29,180
  Amortization of program contract costs and net
     realizable value adjustments .................       9,721         (458)      123              -             59,656
  Amortization of deferred compensation  ..........                                               194(h)             933
  Depreciation and amortization of property and
    equipment  ....................................       6,294       (1,174)        6           (943)(i)         16,929
  Amortization of acquired intangible broadcasting
    assets, non-compete and consulting agreements
    and other assets ..............................      14,041       (3,599)        3          4,034(j)          73,577
  Amortization of excess syndicated programming ...           -            -         -              -              3,043
                                                       ---------   ----------  -------      -----------         ----------
    Total operating expenses ......................      79,843       (9,917)    1,048           (292)           378,199
                                                       ---------   ----------  -------      -----------         ----------
  Broadcast operating income (loss)  ..............       7,026         (866)      790            292            102,874
                                                       ---------   ----------  -------      -----------         ----------
OTHER INCOME (EXPENSE):
  Interest and amortization of debt discount
      expense .....................................     (12,352)           -         -        (17,409)(k)       (116,482)
  Interest income   ...............................         195            -         -         (1,636)(l)          1,710
  Subsidiary trust minority interest expense ......           -            -         -              -                  -
  Other income (expense)  .........................        (149)          (8)        -              -                215
                                                       ---------   ----------  -------      -----------         ----------
  Income (loss) before provision (benefit) for
     income taxes .................................      (5,280)        (874)      790        (18,753)           (11,683)
PROVISION (BENEFIT) FOR INCOME
  TAXES ...........................................           -            -         -         (7,900)(m)           (964)
                                                       ---------   ----------  -------      -----------         ----------
NET INCOME (LOSS) .................................   $  (5,280)  $     (874)   $  790      $ (10,853)          $(10,719)
                                                       =========   ==========  =======      ===========         ==========
NET INCOME (LOSS) AVAILABLE TO COMMON
  STOCKHOLDERS ....................................                                                             $(10,719)
                                                                                                                ==========
NET INCOME (LOSS) PER COMMON AND
  COMMON EQUIVALENT SHARE .........................                                                             $  (0.27)
                                                                                                                ==========
WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING ...................                                                               39,058 (n)
                                                                                                                ==========

                                                         PREFERRED         POST PREFERRED                          POST DEBT AND
                                                         SECURITIES          SECURITIES             DEBT       PREFERRED SECURITIES
                                                         OFFERING        OFFERING AND 1996        OFFERING       OFFERINGS AND 1996
                                                        ADJUSTMENTS         ACQUISITIONS         ADJUSTMENTS         ACQUISITONS
                                                        -----------         ----------           -----------         -----------
REVENUES:
  Station broadcast revenues, net of agency commis-
    sions .........................................                         $445,008                                 $  445,008
  Revenues realized from station barter arrange-
    ments  ........................................                           36,065                                     36,065
                                                        -----------         ----------           ----------          ----------
     Total revenues  ...............................                          481,073                                    481,073
                                                        -----------         ----------           ----------          ----------
OPERATING EXPENSES:
  Program and production  .........................                           79,282                                     79,282
  Selling, general and administrative .............                          115,599                                    115,599
  Expenses realized from barter arrangements   ....                           29,180                                     29,180
  Amortization of program contract costs and net
    realizable value adjustments ..................                           59,656                                     59,656
  Amortization of deferred compensation  ..........                              933                                        933
  Depreciation and amortization of property and
    equipment  ....................................                           16,929                                     16,929
  Amortization of acquired intangible broadcasting
    assets, non-compete and consulting agreements
    and other assets ..............................     $     500(o)          74,077             $     475(r)            74,552
  Amortization of excess syndicated programming ...             -              3,043                                      3,043
                                                        -----------         ----------           -----------         ----------
    Total operating expenses ......................           500            378,699                   475              379,174
                                                        -----------         ----------           -----------         ----------
  Broadcast operating income (loss)  ..............          (500)           102,374                  (475)             101,899
                                                        -----------         ----------           -----------         ----------
OTHER INCOME (EXPENSE):
  Interest and amortization of debt discount
    expense .......................................        11,820(p)        (104,662)              (18,000)(s)         (122,662)
  Interest income   ...............................                            1,710                                      1,710
  Subsidiary trust minority interest expense ......       (23,250)(q)        (23,250)                                   (23,250)
  Other income (expense)  .........................             -                215                                        215
                                                        -----------         ----------           -----------         ----------
  Income (loss) before provision (benefit) for
    income taxes ..................................       (11,930)           (23,613)              (18,475)             (42,088)
PROVISION (BENEFIT) FOR INCOME
  TAXES ...........................................        (4,772)(m)         (5,736)               (7,390)(m)          (13,126)
                                                        -----------         ----------           -----------         ----------
NET INCOME (LOSS) .................................     $  (7,158)          $(17,877)            $ (11,085)          $  (28,962)
                                                        ===========         ==========           ===========         ==========
NET INCOME (LOSS) AVAILABLE TO COMMON
  STOCKHOLDERS ....................................                         $(17,877)                                $  (28,962)
                                                                            ==========                               ==========
NET INCOME (LOSS) PER COMMON AND
  COMMON EQUIVALENT SHARE .........................                         $  (0.46)                                $    (0.74)
                                                                            ==========                               ==========
WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING ...................                           39,058(n)                                  39,058
                                                                            ==========                               ==========


                          (Continued on following page)

                        SINCLAIR BROADCAST GROUP, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                                                      PREFERRED
                                                                                                                      SECURITIES
                                                                                             CONSOLIDATED             OFFERING
                                                                                              HISTORICAL             ADJUSTMENTS
                                                                                           -----------------       ----------------
REVENUES:
  Station broadcast revenues, net of agency commissions    .................................    $ 98,909
  Revenues realized from station barter arrangements .......................................       9,315
                                                                                                ----------              ----------
   Total revenues ..........................................................................     108,224
                                                                                                ----------              ----------
OPERATING EXPENSES:
  Program and production  ..................................................................      22,507
  Selling, general and administrative ......................................................      25,241
  Expenses realized from station barter arrangements .......................................       7,444
  Amortization of program contract costs and net realizable value adjustments   ............      17,518
  Amortization of deferred compensation  ...................................................         117
  Depreciation and amortization of property and equipment  .................................       4,161
  Amortization of acquired intangible broadcasting assets, non-compete and consulting
    agreements and other assets ............................................................      19,021                $    125(t)
                                                                                                ----------              ----------
   Total operating expenses   ..............................................................      96,009                     125
                                                                                                ----------              ----------
  Broadcast operating income (loss) ........................................................      12,215                    (125)
                                                                                                ----------              ----------
OTHER INCOME (EXPENSE):
  Interest and amortization of debt discount expense .......................................     (27,065)                  2,022(u)
  Interest income   ........................................................................         402
  Subsidiary trust minority interest expense   .............................................      (1,210)                 (4,603)(v)
  Other income   ...........................................................................         144                       -
                                                                                                ----------              ----------
  Loss before provision (benefit) for income taxes    ......................................     (15,514)                 (2,706)
PROVISION (BENEFIT) FOR INCOME TAXES   .....................................................      (7,900)                 (1,082)(m)
                                                                                                ----------              ----------
NET INCOME (LOSS) ..........................................................................    $ (7,614)               $ (1,624)
                                                                                                ==========              ==========
NET LOSS AVAILABLE TO COMMON
  STOCKHOLDERS  ............................................................................    $ (7,614)
                                                                                                ==========
NET LOSS PER COMMON AND COMMON EQUIVALENT SHARE ............................................    $  (0.22)
                                                                                                ==========
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
  OUTSTANDING    ...........................................................................      34,769(n)
                                                                                                ==========



                                                                            POST                                 POST DEBT AND
                                                                    PREFERRED SECURITIES           DEBT      PREFERRED SECURITIES
                                                                      OFFERING AND 1996          OFFERING      OFFERINGS AND 1996
                                                                         ACQUISITIONS           ADJUSTMENTS       ACQUISITIONS
                                                                        ----------              -----------       -----------
REVENUES:
  Station broadcast revenues, net of agency commissions    ...........  $ 98,909                                   $ 98,909
  Revenues realized from station barter arrangements .................     9,315                                      9,315
                                                                        ----------              -----------        ----------
   Total revenues ....................................................   108,224                                    108,224
                                                                        ----------              -----------        ----------
OPERATING EXPENSES:
  Program and production  ............................................    22,507                                     22,507
  Selling, general and administrative ................................    25,241                                     25,241
  Expenses realized from station barter arrangements .................     7,444                                      7,444
  Amortization of program contract costs and net realizable
    value adjustments   ..............................................    17,518                                     17,518
  Amortization of deferred compensation  .............................       117                                        117
  Depreciation and amortization of property and equipment  ...........     4,161                                      4,161
  Amortization of acquired intangible broadcasting assets,
    non-compete and consulting agreements and other assets ...........    19,146                 $    119(w)         19,265
                                                                        ----------               ----------        ----------
   Total operating expenses   ........................................    96,134                      119            96,253
                                                                        ----------               ----------        ----------
  Broadcast operating income (loss) ..................................    12,090                     (119)           11,971
                                                                        ----------               ----------        ----------
OTHER INCOME (EXPENSE):
  Interest and amortization of debt discount expense .................   (25,043)                  (4,500)(x)       (29,543)
  Interest income   ..................................................       402                                        402
  Subsidiary trust minority interest expense   .......................    (5,813)                                    (5,813)
  Other income   .....................................................       144                                        144
                                                                        ----------               ----------        ----------
  Loss before provision (benefit) for income taxes    ................   (18,220)                  (4,619)          (22,839)
PROVISION (BENEFIT) FOR INCOME TAXES   ...............................    (8,982)                  (1,848)(m)       (10,830)
                                                                        ----------               ----------        ----------
NET INCOME (LOSS) ....................................................  $ (9,238)                $ (2,771)         $(12,009)
                                                                        ==========               ==========        ==========
NET LOSS AVAILABLE TO COMMON
  STOCKHOLDERS   .....................................................  $ (9,238)                                  $(12,009)
                                                                        ==========                                 ==========
NET LOSS PER COMMON AND COMMON EQUIVALENT SHARE ......................  $  (0.27)                                  $  (0.35)
                                                                        ==========                                 ==========
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
  OUTSTANDING    .....................................................    34,769(n)                                  34,769(n)
                                                                        ==========                                 ==========

                          (Continued on following page)

                        SINCLAIR BROADCAST GROUP, INC.
            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                            (DOLLARS IN THOUSANDS)

(a) The Flint T.V., Inc. ("Flint-TV") column reflects the results of operations for WSMH for the period from January 1, 1996 to February 28, 1996, the date the Flint Acquisition was consummated.

(b) The Superior Communications Group, Inc. column reflects the results of operations for Superior for the period from January 1, 1996 to May 7, 1996, the date the Superior Acquisition was consummated.

(c) The KSMO column reflects the results of operations for the period from January 1, 1996 to June 30, 1996 as the transaction was consummated in July 1996.

(d) The WSTR column reflects the results of operations for the period from January 1, 1996 to July 31, 1996 as the transaction was consummated in August 1996.

(e) The River City column reflects the results of operations for River City (including KRRT, Inc.) for the period from January 1, 1996 to May 31, 1996, the date the River City Acquisition was consummated. The WSYX column removes the results of WSYX from the results of River City for the period.

(f) The WYZZ column reflects the results of operations for the period from January 1, 1996 to June 30, 1996 as the purchase transaction was consummated in July 1996.

(g) To adjust River City operating expenses for non-recurring LMA payments made to KRRT, Inc. for KRRT, Inc. debt service and to adjust River City and Superior Communications operating expenses for employment contracts and other corporate overhead expenses not assumed at the time of the 1996 Acquisitions.

(h) To record compensation expense related to options granted under the Long-Term Incentive Plan:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    1996
                                                               -------------
     Compensation expense related to the Long-Term Incentive
     Plan on a pro forma basis  ..............................     $  933
     Less: Compensation expense recorded by the Company re-
     lated to the Long-Term Incentive Plan ...................       (739)
                                                                   ------
                                                                   $  194
                                                                   ======

(i) To record depreciation expense related to acquired tangible assets and eliminate depreciation expense recorded by Flint-TV, Superior, KSMO, WSTR, River City(e) and WYZZ from the period of January 1, 1996 through date of acquisition. Tangible assets are to be depreciated over lives ranging from 5 to 29.5 years, calculated as follows:

                                                                                          YEAR ENDED
                                                                                       DECEMBER 31, 1996
                                                          --------------------------------------------------------------------------
                                                          FLINT-TV   SUPERIOR     KSMO      WSTR    RIVER CITY    WYZZ       TOTAL
                                                          ---------- ---------- --------- --------- ------------ -------  ----------
  Depreciation expense on acquired tangible assets    ...    $  32     $   315   $   240    $  507    $    3,965  $ 159    $  5,218
  Less: Depreciation expense recorded by Flint-TV,
   Superior, KSMO, WSTR, River City(e) and WYZZ .........       (4)       (373)     (374)     (284)       (5,120)    (6)     (6,161)
                                                               -----    -------  --------    ------    ---------  ------    --------
  Pro forma adjustment  .................................    $  28     $   (58)  $  (134)   $  223    $   (1,155) $ 153    $   (943)
                                                               =====    =======  ========    ======    =========  ======    ========

(j) To record amortization expense related to acquired intangible assets and deferred financing costs and eliminate amortization expense recorded by Flint-TV, Superior, KSMO, WSTR, River City(e) and WYZZ from the period of January 1, 1996 through date of acquisition. Intangible assets are to be amortized over lives ranging from 1 to 40 years, calculated as follows:

                                                                                          YEAR ENDED
                                                                                      DECEMBER 31, 1996
                                                            ----------------------------------------------------------------------
                                                            FLINT-TV   SUPERIOR    KSMO    WSTR   RIVER CITY   WYZZ      TOTAL
                                                            ---------- ---------- ------- ------- ------------ ------ ------------
  Amortization expense on acquired intangible assets    ...     $ 167     $  827   $ 180   $ 285    $  12,060   $  99   $  13,618
  Deferred financing costs   ..............................                                             1,429               1,429
  Less: Amortization expense recorded by Flint-TV, Su-
   perior, KSMO, WSTR, River City(e) and WYZZ .............         -       (529)      -     (39)     (10,442)     (3)    (11,013)
                                                               ------       -----  ------  ------    ---------   -----   --------
  Pro forma adjustment    .................................     $ 167     $  298   $ 180   $ 246    $   3,047   $  96   $   4,034
                                                               ======       =====  ======  ======    =========   =====   ========

(k) To record interest expense for the year ended December 31, 1996 on acquisition financing relating to Superior of $59,850 (under the Bank Credit Agreement at 8.0% for four months), KSMO and WSTR of $10,425 and $7,881, respectively (both under the Bank Credit Agreement at 8.0% for six months), River City (including KRRT) of $868,300 (under the Bank Credit Agreement at 8.0% for five months) and of $851 for hedging agreements related to the River City financing and WYZZ of $20,194 (under the Bank Credit Agreement at 8.0% for six months) and eliminate interest expense recorded. No interest expense has been recorded for Flint-TV as it has been assumed that the proceeds from the 1995 Notes were used to purchase Flint-TV.

                                                                                      YEAR ENDED
                                                                                   DECEMBER 31, 1996
                                                       --------------------------------------------------------------------------
                                                        SUPERIOR     KSMO       WSTR     RIVER CITY      WYZZ         TOTAL
                                                       ----------- --------- ----------- ------------ ----------- --------------
  Interest expense adjustment as noted above    ......  $  (1,596)   $ (417)   $   (315)  $  (29,032)  $   (808)   $   (32,168)
  Less: Interest expense recorded by, Superior, KSMO,
   WSTR, River City (e) and WYZZ .....................        457       823       1,127       12,352          -         14,759
                                                        ---------- --------     --------   ---------    --------    -----------
  Pro forma adjustment  ..............................  $  (1,139)  $   406    $    812   $  (16,680)  $   (808)   $   (17,409)
                                                        ========== ========     ========   =========    ========    ===========


(l) To eliminate interest income for the year ended December 31, 1996 on public debt proceeds relating to Flint-TV, KSMO and WSTR and WYZZ of $34,400 (with a commercial bank at 5.7% for two months), $10,425 and $7,881 (both with a commercial bank at 5.7% for six months) and $20,194 (with a commercial bank at 5.7% for six months), respectively due to assumed utilization of excess cash for those acquisitions.

                                                                                 YEAR ENDED
                                                                              DECEMBER 31, 1996
                                                     --------------------------------------------------------------------
                                                     FLINT-TV     KSMO      WSTR     RIVER CITY     WYZZ       TOTAL
                                                     ---------- --------- --------- ------------ --------- -------------
  Interest income adjustment as noted above   ......   $   (327) $  (297)  $  (226)   $      -   $  (576)   $   (1,426)
  Less: Interest income recorded by Flint-TV, KSMO,
   WSTR, River City(e) and WYZZ   ..................          -        -       (15)       (195)        -          (210)
                                                        -------  --------  --------     -------  --------    ----------
  Pro forma adjustment   ...........................   $   (327) $  (297)  $  (241)   $   (195)  $  (576)   $   (1,636)
                                                        =======  ========  ========     =======  ========    ==========

(m) To record tax provision (benefit) for the 1996 Acquisitions, the Old Securities Offering and the Debt Offering adjustments at the applicable statutory tax rates.

(n) Weighted average shares outstanding on a pro forma basis assumes that the 1,150,000 shares of Series B Convertible Preferred Stock were converted to 4,181,818 shares of $.01 par value Class A Common Stock and the Incentive Stock Options and Long-Term Incentive Plan Options were outstanding as of the beginning of the period.

(o) To record amortization expense on other assets for one year ($6 million over 12 years).

(p) To record the net interest expense reduction for 1996 related to application of the Old Securities Offering proceeds to the outstanding balance under the revolving credit facility offset by an increase in commitment fees for the available but unused portion of the revolving credit facility for the year ended December 31, 1996.

     Interest on adjusted borrowing on term loans   ..............................     $ 12,600
     Commitment fee on available but unused borrowings of $250,000 of revolving
      credit facility at 1/2 of 1% for 12 months   ...............................       (1,250)
     Commitment fee on available borrowings recorded by the Company   ............          470
                                                                                        --------
     Pro forma adjustment   ......................................................     $ 11,820
                                                                                        ========

(q) To record subsidiary trust minority interest expense for the year ended December 31, 1996 ($200 million aggregate Liquidation Value of Preferred Securities at a distribution rate of 11.625%).

(r) To record amortization expense on other assets for one year ($4.75 million over 10 years).

(s)  To record interest expense on the Notes for one year ($200 million at 9%)

(t) To record amortization expenses on other assets for one quarter ($6 million over 12 years).

(u) To record the net interest expense reduction for 1997 related to application of the Old Securities Offering proceeds to the outstanding balance under the revolving credit facility offset by an increase in commitment fees for the available but unused portion of the revolving credit facility for the quarter ended March 31, 1997.

     Interest on adjusted borrowing on term loans   ..............................    $   2,162
     Commitment fee on available but unused borrowings of $250,000 of revolving
       credit facility at 1/2 of 1% for three months   ...........................         (313)
     Commitment fee on available borrowings recorded by the Company   ............          173
                                                                                      ---------
     Pro forma adjustment   ......................................................    $   2,022
                                                                                      =========

(v)  To record subsidiary trust minority interest expense  for the quarter ended
     March 31,  1997 ($200  million  aggregate  Liquidation  Value of  Preferred
     Securities at a distribution rate of 11.625%).

     Subsidiary trust minority interest expense for
      one quarter  ............ ............................                          $  (5,813)
     Subsidiary trust minority interest expense made by the
      Company during the quarter ...........................                              1,210
                                                                                       ---------
     Pro forma adjustment  .................................                          $  (4,603)
                                                                                       =========

(w) To record amortization expense on other assets for one quarter ($4.75 million over 10 years).

(x) To record interest expense on the Notes for one quarter ($200 million at 9%).

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        SINCLAIR BROADCAST GROUP, INC.

                                        BY: /s/ David B. Amy
                                           ------------------------------------
                                           David B. Amy
                                           Chief Financial Officer/
                                           Principal Accounting Officer


Dated: June 27, 1997

                                 EXHIBIT INDEX

                                                                                    SUBSEQUENTLY
EXHIBIT NO.                                                                         NUMBERED PAGE
-------------                                                                       --------------
      99      Press Release by Sinclair Broadcast Group, Inc. dated June 23, 1997